As filed with the Securities and Exchange Commission on July 9, 1998.

                                                     Registration No. 333-400933
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                           AMENDMENT NO. 3 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                     PEPSI-COLA PUERTO RICO BOTTLING COMPANY
             (Exact name of registrant as specified in its charter)


           Delaware                                    ###-##-####
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)


     Carretera #865, km 0.4                             Rafael Nin
    Barrio Candelaria Arenas                      Carretera #865, km 0.4
   Toa Baja, Puerto Rico 00949                   Barrio Candelaria Arenas
(Address, including zip code, and               Toa Baja, Puerto Rico 00949
telephone number, including area            (Name, address, including zip code,
 code, of registrant's principal           and telephone number, including area
       executive offices)                       code, of agent for service)

                                 With copies to:

                            Laurence E. Cranch, Esq.
                           Alejandro E. Camacho, Esq.
                               Rogers & Wells LLP
                                 200 Park Avenue
                          New York, New York 10166-0153
                                 (212) 878-8000

                                   ----------

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   Calculation of Registration Fee

=================================== ========================= ===================== ====================== ========================
Title of each class of securities                               Proposed maximum      Proposed maximum     Amount of registration
         to be registered           Amount to be registered    offering price per    aggregate offering            fee(2)
                                                                     unit(1)              price(1)
----------------------------------- ------------------------- --------------------- ---------------------- ------------------------
Class B Common Stock,                   7,000,000 shares             $7.0625             $49,437,500             $14,981.06
 $.01 par value per share
=================================== ========================= ===================== ====================== ========================

(1) Estimated solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Class B Common Stock of the Company as reported on the New York Stock Exchange on November 6, 1997.

(2) The registration fee of $14,981.06 was paid when the Registration Statement was first filed on November 12, 1997.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED JULY 9, 1998

PROSPECTUS

                     PEPSI-COLA PUERTO RICO BOTTLING COMPANY

                    7,000,000 SHARES OF CLASS B COMMON STOCK


     This Prospectus relates to the offer and sale from time to time of up to an aggregate of 7,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Shares" or the "Class B Common Stock") of Pepsi-Cola Puerto Rico Bottling Company (the "Company"), which are beneficially owned by the founding shareholders of the Company described herein under the caption "Selling Security Holders" (the "Selling Security Holders"). See "Selling Security Holders." The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Shares made hereunder.

     The Company's capital stock consists of two classes of common stock: Class A Common Stock, par value $0.01 per share (the "Class A Shares" or the "Class A Common Stock") and Class B Common Stock, par value $0.01 per share. The holders of the Class A Common Stock are entitled to six votes per share and holders of Class B Common Stock are entitled to one vote per share. Based on the number of Class A Common Stock and Class B Common Stock outstanding as of June 30, 1998, the Class A Common Stock represents approximately 64% of the voting rights of all outstanding Common Stock of the Company.

     The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares offered hereby from time to time on the New York Stock Exchange, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will pay all costs, expenses and fees incurred in connection with the registration of the Shares. The respective Selling Security Holders will pay any brokerage fees or commissions relating to the sale of the Shares by them. See "Plan of Resale."

     The Class B Common Stock is listed on the New York Stock Exchange under the symbol "PPO." The last reported sale price of the Class B Common Stock on the New York Stock Exchange on July 7, 1998 was $7.25 per share.

     INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISK FACTORS RELATING TO THE COMPANY. SEE "RISK FACTORS" ON PAGES 5 TO 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this Prospectus is July __, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; at 75 Park Place, 14th Floor, New York, New York 10007; and at 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically with the Commission by the Company. The Company's Class B Common Stock is listed for trading on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3, as amended (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference into this Prospectus the following documents filed with the Commission:

     (a) the Company's annual report on Form 10-K for the fiscal year ended September 30, 1997, as amended by the Form 10-K/A filed April 13, 1998;

     (b) the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1997;

     (c) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998;

     (d) the Company's current report on Form 8-K dated June 11, 1998;

     (e) the Company's current report on Form 8-K dated June 24, 1998; and

     (f) the description of the Company's capital stock included in its Registration Statement on Form S-1 (Registration No. 33-94620), under the caption "Description of Capital Stock," including any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Prospectus and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement of which this Prospectus is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus is a part.

     The Company will provide copies of all documents which are incorporated by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information incorporated herein) without charge to anyone to whom this prospectus is delivered upon a written or oral request. Requests should be directed to Pepsi-Cola Puerto Rico Bottling Company, Carretera #865, Km 0.4, Barrio Candelaria Arenas, Toa Baja, Puerto Rico 00949, telephone number (787) 251-2000, Attention: David L. Virginia.

                                   THE COMPANY

     The Company is a holding company which, through its manufacturing and distribution subsidiaries, produces, sells and distributes a variety of soft drink and fruit juice products, isotonics and bottled water in the Commonwealth of Puerto Rico ("Puerto Rico"), pursuant to exclusive franchise arrangements with PepsiCo, Inc. ("PepsiCo") and other franchise arrangements. The Company also has rights to sell PepsiCo products to distributors in the U.S. Virgin Islands. The Company produces, sells and distributes soft drink products under the Pepsi-Cola, Diet Pepsi, Pepsi Free, Slice, Wonder Kola, On-Tap and Mountain Dew trademarks pursuant to exclusive franchise arrangements with PepsiCo. The Company produces (through an arrangement with a co-packer), sells and distributes isotonics under the All Sport trademark pursuant to an exclusive franchise arrangement with PepsiCo. In addition, the Company produces, sells and distributes tonic water, club soda and ginger ale under the Seagram trademark under an exclusive arrangement with Joseph E. Seagram & Sons, Inc. ("Seagram") and sells and distributes fruit juice products under the Welch's trademark. The Company also produces, sells and distributes bottled water under its own Cristalia trademark.


                                  RISK FACTORS

     Prospective investors should consider carefully the following factors in addition to other information set forth in this Prospectus in evaluating an investment in the Shares offered hereby.

Recent Unfavorable Financial Results

     For the second quarter of fiscal 1998 ended March 31, 1998 (the "1998 interim period"), the Company had a loss from operations of $(2.0) million compared to a loss from operations of $(5.0) million in the second quarter of fiscal 1997 ended March 31, 1997 (the "1997 interim period"). This loss from operations in the 1998 interim period reflects increased sales volume, offset partially by increased discounts offered to customers, lower operating expenses of $1.9 million and lower restructuring charges of $.5 million, for the 1998 interim period as compared to the 1997 interim period.

     Although the Company had a positive cash flow from operations during the 1998 interim period, it was not sufficient to fund both capital expenditures and mandatory debt repayments for this period.

     The Company continues to face intense competitive pressures in Puerto Rico which continue to adversely affect the Company's results of operations.

Competition

     The soft drink industry in Puerto Rico is highly competitive. The Company faces intense price competition which has resulted in substantially lower net prices. The Company's principal competitors in Puerto Rico are the local bottlers and distributors of Coca-Cola in the cola market and Seven-Up in the flavored soft drink market. The Company's other competitors include bottlers and distributors of nationally and regionally advertised and marketed products, as well as bottlers of smaller private label soft drinks, which private label soft drinks the Company believes historically represented approximately 5% of total soft drink sales in Puerto Rico. While the Company engages in extensive marketing to establish brand differentiation and loyalty, the Company expects that competitors of the Company will continue their intense price competition in order to increase their sales volumes and market shares to the detriment of the Company. There is no assurance that continued aggressive competition will not lead to even lower prices for the Company's products and, as a result, increased losses.

Controlling Interest

     In September 1996, in connection with his continued service as President and Chief Executive Officer, Mr. Rafael Nin requested and was granted by the members of the Charles H. Beach Voting Trust and the Michael J. Gerrits Voting Trust (together, the "Essential Shareholders") and certain other shareholders, a ten-year voting trust (the "Nin Voting Trust") which entitles him to vote, but not own, 5,000,000 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Shares"), representing a controlling interest in the Company. Additionally, in connection with the Nin Voting Trust, Rafael Nin, the Company and the shareholders of the Class A Shares entered into a stock option agreement (the "Stock Option"), pursuant to which those shareholders granted Rafael Nin a two-year option to purchase all or a portion of the 5,000,000 Class A Shares at a price of $1.00 per share, subject to adjustment from time to time. Mr. Nin may not exercise the Stock Option, but is only permitted to transfer the option in whole or with respect to some shares to third parties (including the Company) for the benefit of the Company.

     The Company, Rafael Nin and P-PR Transfer, LLP ("P-PR"), a Delaware limited liability partnership, entered into a Transfer Agreement dated as of June 15, 1998 (the "Transfer Agreement") providing for the assignment by Mr. Nin to P-PR of the Stock Option in consideration for a payment of $23.75 million to the Company. P-PR is a joint venture between Pohlad Companies, an independent Pepsi-Cola bottler, and PepsiCo, Inc. ("PepsiCo"). P-PR intends to exercise the Stock Option at a closing scheduled to be held on July 17, 1998. P-PR will contemporaneously purchase 6,210,429 shares of the Company's Class B common stock for $3.63 per share pursuant to stock purchase agreements (the "Stock Purchase Agreements") between P-PR and the Selling Security Holders (as defined below). After giving effect to these transactions, P-PR will hold approximately 52.1% of the overall shares outstanding and 77.9% of the voting control of the Company. The Company will also issue a warrant to P-PR for the purchase of an additional 1,700,000 shares of the Company's Class B common stock, exercisable at any time during a period of 7-1/2 years after the closing at $6.875 per share. The closing of the transactions requires the satisfaction of various conditions, including obtaining consents from PepsiCo and the Company's principal lender, Banco Popular de Puerto Rico, in connection with the change in control of the Company.

     In the event that the transactions described in the preceding paragraph occur, certain number of Shares held by the Selling Security Holders will be transferred to P-PR pursuant to the terms of the Stock Purchase Agreements and will not be offered pursuant to this Prospectus, except as noted under "Selling Security Holders."


                                 USE OF PROCEEDS

     The Shares covered by this Prospectus are offered for the account of the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Plan of Resale."


                            SELLING SECURITY HOLDERS

     This Prospectus relates to possible sales of the Shares beneficially owned by the founding shareholders of the Company, or any affiliates or family members thereof (collectively, "Selling Security Holders"). As of the date hereof, 7,000,000 Shares may be offered by the Selling Security Holders pursuant to this Prospectus.

     The Selling Security Holders are each a party to the Shareholders Agreement dated April 27, 1987 (as amended from time to time, the "Shareholders
Agreement"). Previously, the Shareholders Agreement restricted the ability of the Selling Security Holders to transfer their Shares. Pursuant to an amendment to the Shareholders Agreement dated May 14, 1997, the Selling Security Holders and the Company agreed to permit the transfer and sale of the Shares and to register the Shares through appropriate filings and action under federal and state securities laws to make them fully tradeable in the public market.

     The Selling Security Holders are parties to stock purchase agreements with P-PR pursuant to which the Selling Security Holders are obligated to sell their Shares to P-PR, except as otherwise noted in the table below. See "Risk Factors -- Controlling Interests."

     The following table sets forth (i) the name of each Selling Security Holder, (ii) the number and percentage holdings of Class B Common Stock that such Selling Security Holder beneficially owned as of June 30, 1998, (iii) the aggregate number of shares of Class B Common Stock that such Selling Security Holder may sell pursuant to this Prospectus and (iv) the number and percentage holdings of such Selling Security Holder following the completion of this Offering.

                                                  Shares of Class B                                 Shares of Class B
                                                  Common Stock Owned              Maximum           Common Stock Owned
                                                 Prior to the Offering           Number of          After the Offering(2)
                                             -----------------------------         Shares         ---------------------------
                                                              Percent            Registered                        Percent
          Name                               Amount         of Class(1)(3)          Hereby        Amount          of Class(1)
          ----                               ------         --------------          ------        ------          -----------
Charles H. and Patricia Beach(4)             2,721,197           16.5             2,721,197            0               0
Linda McCune(4)                                 15,474           0.1                 15,474            0               0
Sandra Wauch(4)                                 15,474           0.1                 15,474            0               0
Charles H. Beach, Jr.(4)                        15,474           0.1                 15,474            0               0
Michael J. Gerrits Investment Ltd.(5)          484,418           2.4                484,418            0               0
Michael J. Gerrits Generation
  Skipping Trust(5)                             30,000           0.2                 30,000            0               0
Patrick T. Gerrits Investment Ltd.(5)          420,353           2.5                420,353            0               0
Patrick T. Gerrits Irrevocable
  Trust(5)                                      48,459           0.3                 48,459            0               0
Christine Marie Gerrits Kline
  Irrevocable Trust(5)                          48,459           0.3                 48,459            0               0
Anne Gerrits(5)                                169,606           1.0                169,606            0               0
Anita F. Gerrits Trustee of Anita F.
  Gerrits Trust #1(5)                           32,306           0.2                 32,306            0               0
James C. & Laure L. Keavney(5)                  88,841           0.5                 88,841            0               0
James C. Keavney, Trustee for Laure
  L. Keavney Irrevocable Generation
  Skipping Trust(5)                             16,153           0.1                 16,153            0               0
Laure L. Keavney, Trustee for James
  C. Keavney Irrevocable Generation
  Skipping Trust(5)                             16,153           0.1                 16,153            0               0
Thomas J. Lawless(5)                             7,572           0.0                  7,572            0               0
Ronald Robson(5)                                 7,572           0.0                  7,572            0               0
William A. Proulx(5)                             7,572           0.0                  7,572            0               0
James J. O'Brien(5)                              3,786           0.0                  3,786            0               0
Kerry V. O'Brien(5)                              3,786           0.0                  3,786            0               0
Lumiye International S.A.(6)                   353,345           2.1                353,345            0               0
Girasol Enterprises(6)                         151,434           0.9                151,434            0               0
Krauser Family Investment Limited(7)           217,520           1.3                217,520            0               0
Krauser Irrevocable Education Trust(7)          17,000           0.1                 17,000            0               0
Rose Krauser Irrevocable Generation
  Skipping Trust(7)                             51,000           0.3                 51,000            0               0
Charles R. Krauser Irrevocable
  Generation Skipping Trust(7)                  51,000           0.3                 51,000            0               0
Goltra Family Investment Limited(7)            248,832           1.5                248,832            0               0
John R. Goltra Irrevocable
  Generation Skipping Trust(7)                  43,844           0.3                 43,844            0               0
Janet L. Goltra Irrevocable
  Generation Skipping Trust(7)                  43,844           0.3                 43,844            0               0
Dorothy D'Angelo(7)                            336,519           2.0                336,519            0               0
John W. Beck(8)                                454,301           2.8                454,301            0               0
Haas Financial Corp(9)                         252,390           1.5                252,390            0               0
Rafael Nin(10)                                 156,579           0.9                156,579            0               0
Summer & Micheline Kramer                      156,579           0.9                156,579            0               0
Angel Collado-Schwarz(11)                      313,158           1.9                313,158            0               0

(1)  Based on 16,500,000 total outstanding Class B Shares on June 30, 1998.

(2)  Assumes that all Shares offered hereby are sold.

(3)  Rounded to the nearest one tenth of one percent.

(4) Of these Shares, 387,497 are not subject to the Stock Purchase Agreements with P-PR. Charles H. Beach, the trustee of the Charles H. Beach Voting Trust, was the President, Chief Executive Officer from April 1987 to June 1996 and a director of the Company from April 1987 to August 1996. Mr. Beach was also Chief Executive Officer of Buenos Aires Embotelladora S.A. ("BAESA") from November 1989 to July 1996 and has been a director of BAESA since November 1989. The beneficiaries of the Charles H. Beach Voting Trust include Sandra Waugh, Linda McClune and Charles Beach, Jr. Charles H. Beach has sole voting power with respect to the shares of the Company, including the Class B Common Stock, owned by the beneficiaries, which were transferred and assigned to the trust.

(5) Michael J. Gerrits, the trustee of Michael J. Gerrits Voting Trust, was a director of the Company from April 1987 to August 1996. The beneficiaries of the Michael J. Gerrits Voting Trust include Michael J. Gerrits Investment Ltd., Patrick T. Gerrits Irrevocable Trust, Christine M. Gerrits Irrevocable Trust, Anne Gerrits Trust #1, James C. Keavney, Laure L.
     Keavney, James C. Keavney as the trustee of the Laure L. Keavney Irrevocable Generation Skipping Trust, Laure L. Keavney as the trustee of the James C. Keavney Irrevocable Generation Skipping Trust, Thomas L. Lawless, Ronald Robson, William A. Proulx, James J. O'Brien and Kerry V. O'Brien. Pursuant to the Michael J. Gerrits Voting Trust Agreement, Michael
     J. Gerrits has sole voting powers with respect to the shares of the Company, including the Class B Common Stock owned by the beneficiaries of the trust which the beneficiaries have transferred and assigned to the trust.

(6) Lumiye International S.A. is a company controlled by Anton Scheldbauer, who was a director of the Company from August 1991 to February 1998. Girasol Enterprises is a company controlled by Anton Scheldbauer's wife.

(7) Charles R. Krauser, the trustee of Charles R. Krauser Voting Trust, has been a director of the Company since 1987 and was a director of BAESA from 1993 until December 1995. The beneficiaries of the Charles R. Krauser Voting Trust include Krauser Family Investment Ltd., Charles R. Krauser as the trustee of the Krauser Irrevocable Education Trust, the Goltra Family Investment Limited, Rose Krauser Irrevocable Generation Skipping Trust, John R. Goltra as the trustee of the Janet L. Goltra Irrevocable Generation Skipping Trust, John R. Goltra Irrevocable Generation Skipping Trust and Dorothy D'Angelo. Pursuant to Charles R. Krauser Voting Trust Agreement, Charles R. Krauser has sole voting powers with respect to the shares of the Company, including the Class B Common Stock owned by the beneficiaries which the beneficiaries have transferred and assigned to the trust.

(8)  John Beck has been a director of the Company since 1987.

(9) Of these Shares, 127,390 are not subject to the Stock Purchase Agreements with P-PR.

(10) Rafael Nin has been a director of the Company since May 1987 and has been the President and Chief Executive Officer of the Company since June 1996.

(11) Of these Shares, 274,684 are not subject to the Stock Purchase Agreement with P-PR. Angel Collado-Schwarz was a director of the Company from April 1987 to February 1996.

                                 PLAN OF RESALE

     The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares offered hereby from time to time in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Security Holders may effect such transactions by selling Shares to or through broker-dealers which may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or commissions from purchasers of the Shares for whom they may act as agent.

     The Company will pay all costs, expenses and fees incurred in connection with the registration of the Shares. The respective Selling Security Holders will pay any brokerage fees or commissions relating to the sales of the Shares by them. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Shares made by this Prospectus.

     There is no assurance that any of the Selling Security Holders will sell any or all of the Shares offered by them.


                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Rogers & Wells LLP, counsel to the Company.


                                     EXPERTS

     The consolidated financial statements of the Company incorporated by reference in this Prospectus from the Company's annual report on Form 10-K have been incorporated herein in reliance on the report of KPMG Peat Marwick LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

     No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering may hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, other than the securities described herein, or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
Available Information ....................................................    3
Incorporation of Certain
  Documents by Reference .................................................    4
The Company ..............................................................    5
Risk Factors .............................................................    5
Use of Proceeds ..........................................................    6
Selling Security Holders .................................................    6
Plan of Resale ...........................................................   10
Legal Matters ............................................................   10
Experts ..................................................................   10

================================================================================

                             PEPSI-COLA PUERTO RICO
                                BOTTLING COMPANY






                                7,000,000 Shares
                              Series B Common Stock


                                   ----------


                                   PROSPECTUS


                                   ----------








                                  July __, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company. All amounts are estimates except the registration fee.


     Registration Fee .................................    $ 14,981.06
     Legal Fees and Expenses ..........................    $100,000.00
     Printing Fees ....................................    $  5,000.00
                                                           -----------
           Total ......................................    $119,981.06
                                                           ===========


Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or threatened to be made a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under provisions contained in the Company's Certificate of Incorporation and Bylaws, the Company will indemnify any director, officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company). Indemnification will be provided if the action, suit or proceeding arose by reason of the fact that a director, officer, employee or agent of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification will be provided against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company. Indemnification will be allowed with respect to any criminal action or proceeding if the director or officer involved had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company. With respect to any criminal action or proceeding, termination by one of the above dispositions shall not, of itself, create a presumption that the person involved had reasonable cause to believe that his conduct was unlawful.

     The Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, trustee, officer, employee or agent of the Company. This includes situations where such person involved was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Under these circumstances, the Company shall indemnify such director, trustee, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification will be made by the Company for any claim, issue or matter as to which such director, trustee, officer, employee or agent shall have been adjudged to be liable to the Company. However, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought may determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, trustee, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     To the extent that any director, trustee, officer, employee or agent referred to above, has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter described above, the Company will indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. This determination will be made at the option of the person seeking indemnification, by one of the following:
(a) by the Board of Directors by a majority vote of directors who are not parties to such action, suit or proceedings, or (b) by independent legal counsel selected by the person seeking indemnification from a specific list of law firms or which are otherwise reasonably acceptable to the Company, in a written opinion, or (c) if agreed upon by the Company, by the shareholders. In making such determination, the person seeking indemnification be presumed to have met the applicable standard of conduct set forth in the Bylaws, which presumption may be rebutted with evidence to the contrary. This determination shall be made by the Board of Directors or independent legal counsel, as the case may be, as promptly as possible after submission to the Board of Directors or legal counsel, and, to the extent possible, within 30 days of such submission. A determination made in accordance with the Bylaws shall not be deemed to affect any right to judicial review of such determination that a person seeking indemnification may have under applicable law.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company under its indemnification policies described in Article Tenth of the Certificate of Incorporation. The Company may pay such expenses incurred by its other employees and agents upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses provided by, or granted pursuant to, Article Tenth of the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office.

     The indemnification and advancement of expenses provided by, or granted pursuant to, the Certificate of Incorporation shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Expenses incurred by a present or former officer or director in defending a civil or criminal action, suit, investigation or administrative matter ("Indemnifiable Events") in which such person is named as a party, subject or witness, or brought against such person, by reason of his serving or acting, or having served or acted as a director or officer, or arising or allegedly arising, directly or indirectly, out of any act, omission, occurrence or event involving such person, shall be paid by the Company in advance of the final disposition or completion of such Indemnifiable Event upon the written request of such person and compliance with the other requirements of the Bylaws. A person requesting payments under the Bylaws shall be required to execute an undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company and furnish or file with the Company any other document required by law. Unless required by law, such undertaking need not be secured. After receipt by the Company of such executed undertaking and any other documents required by law, payment shall be made by the Company promptly after receipt by it of a reasonably detailed invoice for any such expenses, certified by the person seeking reimbursement or the payment of the invoice, to the effect that such expense was actually incurred by him in connection with his defense of a claim for which indemnification could be sought under the Bylaws. It is the intent of the Company that the provisions of the Bylaws be mandatory in operation and not subject to the discretion of the Company. Further, fees and expenses shall be recoverable from the Company by any person adjudged or determined to be entitled to indemnity under the Bylaws, if such fees and expenses are incurred in order to enforce the Bylaws with respect to advancement of expenses or indemnification.

     The rights to indemnification and to the advancement or reimbursement of expenses under the Bylaws (i) are and shall be contract rights based upon good and valuable consideration, pursuant to which the persons in favor of whom such rights are created may sue as if the provisions of the Bylaws were set forth in a separate written contract or contracts between such persons and the Company, and (ii) shall continue and remain available and enforceable, after any revocation or restricted modification thereof, as to Indemnifiable Events occurring or having occurred prior to such revocation or modification. To the extent that any amendment to the Bylaws (including the amendment adopted on January 24, 1998) establishes specific procedures relating to indemnification and advancement of expenses or grants additional rights to persons covered thereunder, such procedures and additional rights shall only be applicable with respect to Indemnifiable Events relating to events or actions or omissions by such persons in their capacity as director, officer, employee or agent of the Company, in each case occurring after the date of such amendment. The Bylaws are intended to grant indemnification to persons covered hereby only to the maximum extent permitted by applicable law.

     The DGCL authorizes the purchase of indemnification insurance by the Company. The Company currently maintains a policy insuring its directors and officers against liabilities which may be incurred by such persons acting in such capacities.

Item 16.       Exhibits

     The following documents are filed with or incorporated by reference in this Registration Statement.

     2.1 Transfer Agreement among Rafael Nin, P-PR Transfer, LLP and the Company dated June 15, 1998.

     3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30,
               1995).

     3.2 Certificate of Amendment of the Company's Amended and Restated Certificate of Incorporation (incorporated by reference to
               Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the quarterly period ended December 31, 1996).

     3.3 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995).

     4.1 Specimen Stock Certificate representing Class B Shares (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company's Registration Statement on Form S-1 (Registration No. 33-94620) (the "S-1 Registration Statement")).

     5.1       Opinion of Rogers & Wells LLP.*

     9.6       Charles H. Beach Voting Trust Agreement.*

     9.7       Amendment No. 1 to Michael Gerrits Voting Trust Agreement.*

     9.8       Amendment No. 1 to Charles Krauser Voting Trust Agreement.*

     10.1 Shareholders Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the S-1 Registration Statement).

     10.2 Amendment No. 1 to Shareholders Agreement (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the S-1 Registration Statement).

     10.3 Amendment No. 2 to Shareholders Agreement (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the S-1 Registration Statement).

     10.4 Amendment No. 3 to Shareholders Agreement (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995).

     10.5 Amendment No. 4 to Shareholders Agreement (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K/A-1 for the fiscal year ended September 30, 1996).

     10.6 Amendment No. 5 to Shareholders Agreement (incorporated by reference to Exhibit 10.20 to the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 1997).


     10.23 Supply Agreement between Crown Cork & Seal Company, Inc. and International Beverage Management, Inc. (an affiliate of the Company).*

     10.24 Transition Agreement between BAESA, PepsiCo, Inc. and the Company evidencing the loss of the Company's voting control of BAESA.*

     23.1      Consent of KPMG Peat Marwick LLP (accountants).

     23.2      Consent of Rogers & Wells LLP is included in Exhibit 5.1.*

     23.3      Consent of Asesores, Inc.*

     23.4      Consent of A.C. Nielsen.*

     24.1 Power of Attorney (included on signature pages to Amendment No. 1 to the Registration Statement).*
----------

     *    Previously filed with the Registration Statement.

Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment by
     (i) and (ii) is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 9th day of April, 1998.

                                   PEPSI-COLA PUERTO RICO BOTTLING COMPANY


                                   By /s/ Rafael Nin
                                      -------------------------------------
                                      Rafael Nin
                                      Chief Executive Officer


                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the 9th day of April, 1998.



     Signature                                      Title
     ---------                                      -----

 /s/ Rafael Nin                              Director and Chief
 -----------------------                     Executive Officer
     Rafael Nin

         *                                   Director and Chairman
 -----------------------                     of the Board of Directors
     John W. Beck

         *                                   Director
 -----------------------
     Charles R. Krauser

         *                                   Director
 -----------------------
     Sutton Keany

         *                                   Director
 -----------------------
     Basil K. Vasiliou

         *                                   Director
 -----------------------
     C. Leon Timothy

         *                                   Director
 -----------------------
     Richard Reiss

     Signature                                      Title
     ---------                                      -----

         *                                   Vice President and
 -----------------------                     Chief Financial Officer
     David L. Virginia



 *By: /s/Rafael Nin
      ------------------
      Rafael Nin
      Attorney-in-Fact

                                  EXHIBIT INDEX


                                                              Page in Sequential
                                                                 Number System
                                                              ------------------


     2.1       Transfer  Agreement  among  Rafael Nin,  P-PR          E-1
               Transfer,  LLP and the Company dated June 15,
               1998.

     3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995).

     3.2       Certificate  of  Ampendment  of the  Company's
               Amended   and   Restated    Certificate    of
               Incorporation  (incorporated  by reference to
               Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the quarterly period ended December 31, 1996).

     3.3 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995).

     4.1 Specimen Stock Certificate representing Class B Shares (incorporated by reference to
               Exhibit 4.1 to Amendment No. 3 to the Company's Registration Statement on Form S-1 (Registration No. 33-94620) (the "S-1 Registration Statement")).

     5.1       Opinion of Rogers & Wells LLP.*

     9.6       Charles H. Beach Voting Trust Agreement.*

     9.7       Amendment  No. 1 to  Michael  Gerrits  Voting
               Trust Agreement.*

     9.8       Amendment  No. 1 to  Charles  Krauser  Voting
               Trust Agreement.*

     10.1      Shareholders   Agreement   (incorporated   by
               reference to Exhibit 10.7 to Amendment No. 1 to the S-1 Registration Statement).

     10.2      Amendment  No.  1 to  Shareholders  Agreement
               (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the S-1 Registration
               Statement).

     10.3      Amendment  No.  2 to  Shareholders  Agreement
               (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the S-1 Registration
               Statement).

     10.4 Amendment No. 3 to Shareholders Agreement (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30,
               1995).

     10.5 Amendment No. 4 to Shareholders Agreement (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K/A-1 for the fiscal year ended September 30, 1996).

     10.6 Amendment No. 5 to Shareholders Agreement (incorporated by reference to Exhibit 10.20 to the Company's quarterly report on Form 10-Q for the quarterly period ended June 30,
               1997).

     10.23     Supply  Agreement  between  Crown Cork & Seal
               Company,  Inc.  and  International   Beverage
               Management,   Inc.   (an   affiliate  of  the
               Company).*

     10.24     Transition Agreement between BAESA,  PepsiCo,
               Inc. and the Company evidencing the loss of the Company's voting control of BAESA.*

     23.1      Consent    of   KPMG   Peat    Marwick    LLP
               (accountants).

     23.2      Consent  of  Rogers & Wells LLP  included  in          E-68
               Exhibit 5.1.

     23.3      Consent of Asesores, Inc.*

     23.4      Consent of A.C. Nielsen.*

     24.1      Power  of  Attorney  (included  on  signature
               pages to Amendment No. 1 to the  Registration
               Statement).*
-------

     *    Previously filed with the Registration Statement.

                               TRANSFER AGREEMENT

                                      AMONG

                         RAFAEL NIN, P-PR TRANSFER, LLP

                                       AND

                     PEPSI-COLA PUERTO RICO BOTTLING COMPANY




                            Dated as of June 15, 1998

                                TABLE OF CONTENTS

                                    Exhibits


Exhibit A - Form of Assignment of Option
Exhibit B - Form of Opinions of Counsel for the Company
Exhibit C - Form of Transferee Warrant
Exhibit D - Form of Opinion of Counsel for the Transferee
Exhibit E - Form of Guaranty

                                    SCHEDULES

            3.1          Subsidiaries and Interest in Other Entities
            3.5          Reserves
            3.6          Taxes
            3.7          Absence of Certain Changes
            3.8          Real Property
            3.8(h)       Condition of Buildings and Improvements
            3.9(a)       Personal Property
            3.12         Litigation; Government Proceedings
            3.15         Capital Stock of Company
            3.16         Capital Stock of Subsidiaries
            3.18         Registration Rights
            3.20         SEC Reports
            3.22         Consents
            3.23         Contracts
            3.24         Bank Accounts and Power of Attorney
            3.25         Insurance
            3.26         Intellectual Property Rights
            3.27(b)(i)   Company Plans, Other Benefit Obligations and
                         Company VEBAs
            3.27(b)(iii) Retiree Health or Life Insurance Benefits
            3.27(vi)     Unperformed Benefit Obligations of Company
            3.28         Labor Matters
            3.29(a)      Environment Regulated Materials
            3.29(b)      Environmental Compliance of Operations
            3.29(c)      Disposal of Environmentally Regulated Material
            3.29(d)      Notice or Claims of Violations or Liabilities of
                         Environmental Law
            3.30         Outstanding Debt
            3.32         Licenses
            3.33         Employees

                                                                            Page
                                                                            ----
            3.39         Exclusive Bottling Appointment
            5.1          Cooperation

                               TRANSFER AGREEMENT

     THIS AGREEMENT (the "Agreement"), made and entered into this 15th day of June 1998 (the "Effective Date"), is by and among Mr. Rafael Nin, as "Transferor", Pepsi-Cola Puerto Rico Bottling Company, a Delaware corporation (the "Company") and P-PR Transfer, LLP, a Delaware limited liability partnership (the "Transferee").

                                    RECITALS:

     WHEREAS, the Company and its subsidiaries are primarily engaged in the business of manufacturing, bottling and distributing Pepsi-Cola products and other beverages and manufacturing beverage containers related thereto (the "Business"); and

     WHEREAS, the owners of 5,000,000 shares of issued and outstanding Class A common stock of the Company, par value $.01 per share (the "Stock"), which consists of all of the Class A common stock, granted an option to the Transferor (the "Option") to purchase the Stock pursuant to that certain Stock Option Agreement dated September 28, 1996 (the "Stock Option Agreement"); and

     WHEREAS, the Stock Option Agreement precludes the Transferor from exercising the option and from receiving any consideration in exchange from the transfer of the option and requires that any proceeds from the transfer of the Stock Option Agreement be paid into the Company as additional paid in capital; and

     WHEREAS, the Transferor, pursuant to the terms of the Stock Option Agreement, desires to transfer all of his rights and the right to exercise the Option granted thereunder to Transferee pursuant to this Agreement; and

     WHEREAS, the Company desires to join in this Agreement for the purpose of making certain representations, warranties, covenants and agreements in consideration for the additional paid-in capital to be paid to the Company pursuant to this Agreement; and

     WHEREAS, Pohlad Companies and PepsiCo, Inc. have entered into a Guaranty for the benefit of the Company which guarantees certain obligations of the Transferee.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I

                               TRANSFER OF OPTION

     1.1 Transfer of the Option. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1) Transferor will assign to Transferee, and Transferee will assume from the Transferor, the Option for the consideration specified herein.

     1.2 Consideration and Payment. The aggregate consideration to be paid by Transferee for the Option will be $23.75 million, representing $4.75 per share of the Stock subject thereto, subject to adjustment as provided in this Section
1.2 (the "Consideration"). The entire Consideration shall be paid to the Company, and not to the Transferor, at Closing in immediately available funds by wire transfer. In the event the third-party costs and expenses incurred by the Company (as referenced in Section 5.8 hereof) exceed $1,300,000.00, the Consideration and the amount of the Consideration shall be reduced by the amount of such excess.

                                   ARTICLE II

                                     CLOSING

     2.1 The Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Briggs and Morgan, Professional Association, 2400 IDS Center, Minneapolis, Minnesota, on July 15, 1998 or a date mutually agreed upon by the parties hereto, provided that the Closing may be extended, if governmental approval for the transactions contemplated hereby pursuant to the HSR Act (as defined herein) has not been received, in which case the Closing shall occur upon receipt of such approval, but in no event after July 31, 1998 (the "Closing Date"). All matters at the Closing will be considered to take place simultaneously effective immediately after the close of business on the Closing Date and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed.

     2.2 Delivery of Transferor. At the Closing, Transferor will transfer all of his rights and the right to exercise the Option under the Stock Option Agreement to Transferee pursuant to an assignment in the form of Exhibit A attached hereto (the "Assignment"), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests and the like ("Encumbrances").

     2.3 Deliveries of Company. At the Closing, the Company will deliver or cause to be delivered to Transferee:

          (a) opinions of counsel for the Company and its Subsidiaries (as defined in Section 3.1 hereof); in substantially the forms included in Exhibit B attached hereto;

          (b) a certificate signed by an officer of the Company certifying as to the fulfillment of the conditions set forth in Section 8.1 hereof; and

          (c) a warrant issued to Transferee in the form of Exhibit C attached hereto.

     2.4 Deliveries of Transferee. At the Closing, Transferee will deliver or cause to be delivered to the Company:

          (a) the Consideration, by wire transfer;

          (b) the opinion of counsel for Transferee, in the form of Exhibit D attached hereto; and

          (c) a certificate signed by an officer of the Transferee certifying as to the fulfillment of the conditions set forth in Section 7.1

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Transferee as follows:

     3.1 Organization, Standing etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each of the Company's subsidiaries is set forth on Schedule 3.1 attached hereto (the "Subsidiaries"), is duly organized, validly existing and in good standing in the jurisdiction of its incorporation and has the requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. The Company has the requisite corporate power and authority to otherwise perform its obligations under this Agreement. The copies of the Certificate of Incorporation and Bylaws of the Company and each Subsidiary delivered to the Transferee prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Certificate of Incorporation and Bylaws of the Company and each Subsidiary in effect as of the date of this Agreement. All books and records of the Company and its Subsidiaries, including without limitation minutes of shareholder and director meetings and actions taken without meetings, are true and complete in all material respects. Except as set forth on Schedule 3.1, neither the Company nor any of its Subsidiaries has any direct or indirect equity interest in any other firm, corporation, partnership, joint venture association or other business organization.

     3.2 Qualification. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation in good standing in Puerto Rico and in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company or its Subsidiaries (such entities taken as a whole), or adversely affect the consummation of the transactions contemplated hereby (a "Material Adverse Effect").

     3.3 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of the Company, and will be duly executed and delivered by authorized officers of the Company. This Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

     3.4 Financial Statements. The consolidated unaudited balance sheet at March 31, 1998, together with the related statements of operations, stockholders' equity and cash flow for the quarter then ended contained in the Company's 10-Q Report filed with the Securities and Exchange Commission (the "Commission") for the fiscal quarter ending March 31, 1998 (the "March 31, 1998 Financial Statements"), and the consolidated audited balance sheet at September 30, 1997, together with the related statements of operations, stockholders' equity and cash flow for the year then ended and the notes thereto, contained in the
Company's 10-K Report filed with the Commission for the fiscal year ending September 30, 1997 (the "September 30, 1997 Financial Statements"), (i) are in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at March 31, 1998 and September 30, 1997, respectively, and the results of its operations for the periods therein specified, and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior accounting periods (after giving effect to the restatement of the Company's financial statements for the fiscal quarters ended on March 31, 1996 and June 30, 1996, provided that if there is a conflict between the application of GAAP and consistency, GAAP shall control). Specifically, but not by way of limitation, each balance sheet or note thereto discloses all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of the Company as of their respective dates which, individually or in the aggregate, are material and which in accordance with GAAP would be required to be disclosed in such balance sheet, and the omission of which would, in the aggregate, have a Material Adverse Effect. The March 31, 1998 consolidated balance sheet includes appropriate reserves for all Taxes and other liabilities accrued or required to be accrued at such date but not yet payable.

     3.5 Accounts Receivable. The accounts receivable, including without limitation, trade and non-trade accounts receivable (collectively referred to as the "Accounts Receivable") reflected on the March 31, 1998 Financial Statements or arising thereafter and prior to the Closing have arisen from bona fide transactions, and are valid and collectible at their face amounts, less any reserves (a) reflected on the March 31, 1998 Financial Statements or (b) identified on Schedule 3.5 hereof (provided any such reserves are in accordance with GAAP), without initiation of legal proceedings, within one hundred twenty
(120) days of Closing provided due effort is made by the Company to collect such Accounts Receivable consistent with past practices.

     3.6 Taxes.

     (a) Except as disclosed on Schedule 3.6, the Company and its Subsidiaries have (i) duly and timely filed (or there has been duly filed on their behalf) all tax returns required to be filed by or with respect to the Company and/or its Subsidiaries, including all foreign, federal, Puerto Rican and local tax returns, and all such tax returns were true, accurate and complete in all respects, (ii) withheld and collected all Taxes that are required by applicable laws, rules or regulations to be withheld and collected and (iii) paid in full on a timely basis (or there have been paid on their behalf) all Taxes shown to be due on such tax returns. The reserve for Taxes on the March 31, 1998 Financial Statements for the payment of all accrued but unpaid Taxes through the date thereof has been determined in accordance with GAAP and is adequate in amount for the payment of all liabilities for Taxes for which the Company and its Subsidiaries are liable for the periods up to and including March 31, 1998. Neither the Company nor its Subsidiaries have incurred any tax liabilities since March 31, 1998, other than those tax liabilities arising in the ordinary course of business and consistent with prior periods.

     (b) Neither the Company nor its Subsidiaries has received any notice of a deficiency or assessment with respect to Taxes of the Company or its Subsidiaries from any foreign, federal, Puerto Rico or local taxing authority which has not been fully paid or finally settled; there are no ongoing audits or examination of any tax return which includes the Company or its Subsidiaries and no notice of audit or examination of any such tax return has been received by the Company or any of its Subsidiaries; the Company or its Subsidiaries have not given and there has not been given on its or their behalf a waiver or extension of any statute of limitations relating to the payment of Taxes of the Company or its Subsidiaries; and no issue has been raised in writing on audit or in any other proceeding with respect to Taxes of the Company by any foreign, federal, Puerto Rico, or local taxing authority.

     (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States or Puerto Rican, federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, employment, unemployment, back-up withholding, gains, withholding, ad valorem, social security or other taxes, including any interest, penalties or additions attributable to taxes.

     3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7 hereof, since March 31, 1998, the Company and its Subsidiaries have operated their businesses only in the ordinary course and consistent with past practices and there has not been:

          (a) any dividend or other distribution on, or any recapitalization, combination or subdivision with respect to, or any purchase or redemption by the Company or its Subsidiaries of, any shares of the capital stock of the Company or any of its Subsidiaries, except for the distribution to the Company's Class B stockholders of their pro rata portion of its equity interests in Buenos Aires Embotelladora, S.A. ("BAESA") duly adopted by the Company's Board on May 15, 1998;

          (b) any sale, transfer, lease, Encumbrance of any of the Company's or any of its Subsidiaries' assets or cancellation of any claims of, or indebtedness or obligations owing to, the Company or any of its Subsidiaries, except in the ordinary course of business;

          (c) any increase in the salaries or other compensation or employee benefits with respect to any employees of the Company or its Subsidiaries except regularly scheduled increases in accordance with prior practices;

          (d) any purchase of or agreement to purchase any additional assets by the Company or any of its Subsidiaries, except in the ordinary course of business;

          (e) any actual labor stoppage or any strikes, slowdowns, picketing or threats of the same against the Company or any Subsidiary;

          (f) any loss, damage, destruction or other casualty to any of the properties of the Company or its Subsidiaries (whether or not covered by insurance) (i) in excess of $25,000 per occurrence or $100,000 in the aggregate or (ii) which has resulted in a Material Adverse Effect ;

          (g) any entry into any additional, or modification of any existing, agreements to borrow money (whether secured or unsecured), or any refinancing of such agreements, other than intercompany obligations, except that the Company may make draws under the line of credit, which has not been amended, established under the Company's revolving credit facility with Banco Popular;

          (h) any entry into any guarantee by the Company or its Subsidiaries on behalf of any third party;

          (i) any capital expenditures by the Company or its Subsidiaries in excess of $25,000 per occurrence or $100,000 in the aggregate;

          (j) changes in accounting principles, elections, or procedures for the Companies or its Subsidiaries (except to effect the Board's adoption of an amendment to the Company's Hourly Employee Retirement Plan to use the GATT interest rate standards);

          (k) any entry into any employment, consulting, management or severance agreement by the Company or any of its Subsidiaries other than severance payments required to be made under Puerto Rican Law 80;

          (l) any payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets to, or agreement, guarantee or arrangement with, any of the owners of the Stock or any affiliate of such owners that will continue past Closing;

          (m) amendment of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries;

          (n) authorization for issuance, sale, delivery or agreement or commitment to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of the Company's or any of its Subsidiaries' capital stock or any securities convertible into or exchangeable for shares of any class of such capital stock;

          (o) any amendment or termination of any material agreement to which the Company or any of its Subsidiaries is a party;

          (p) any change in or effect on the business of the Company or any of its Subsidiaries, or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect; or

          (q) any action taken by the Company or its Subsidiaries, or their directors, officers or stockholders to authorize any of the actions contemplated above.

     3.8 Real Properties.

     (a) Schedule 3.8(a) contains a list of all real properties owned, leased or otherwise operated by the Company or its Subsidiaries at this time. The Company and each of its Subsidiaries, as applicable, has good and insurable title to all its owned real properties, and such properties are not subject to any Encumbrances, except Permitted Liens (as hereinafter defined). "Permitted Liens" shall mean (i) liens for Taxes and assessments or governmental charges or levies not yet due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (ii) the lien of mortgagor to secure obligations which are reflected on the Company's financial statements; and (iii) liens in respect of pledges or deposits under worker's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's, landlord's and statutory and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith, and Encumbrances which do not in the aggregate detract from the value of its property or impair the use thereof in the operation of its Business. The Company or a Subsidiary, as the case may be, as lessee, has the right under the leases disclosed and supplied to Transferee to occupy, use and possess all real property leased by any such party, as presently occupied, used or possessed by any such party. The real properties and assets owned or leased by the Company or its Subsidiaries are reasonably adequate for the conduct of the Business.

     (b) Neither the Company nor any of its Subsidiaries knows of any, or has received any written notice of any violation of any conditions, covenants, zoning and use or building, health, fire and water codes or restrictions affecting any of the Company's or its Subsidiaries' owned or leased real property, or any governmental ordinance, regulation, statute or other requirement, which violation has not been corrected, or change with regard to any of such properties which would prevent or materially hinder continuation of the Business after the Closing. The leased and owned real property has been operated in compliance with all conditions, covenants, zoning, land use, building, health, fire and water code and restrictions, and is currently zoned to permit the operations of the Business of the Company and its Subsidiaries. Neither the Company nor any of the Subsidiaries has received any notice of any contemplated, threatened or anticipated change in the zoning classification of any of the real or leased properties.

     (c) The real property leases to which the Company or any of its Subsidiaries are currently entitled have been supplied to Transferee and except as to those amendments supplied to Transferee have not been amended and remain in full force and effect.

     (d) Neither the Company's nor any of its Subsidiaries' possession of the premises covered by each real property lease has been disturbed or threatened with disturbance in any material respect, nor has any written claim been asserted against the Company or any of its Subsidiaries or the premises adverse to the Company's or any of its Subsidiaries' rights in such leasehold estate; and neither the Company, nor any of its Subsidiaries has entered into any leases with respect to owned real estate or any subleases or assignments with respect to all or any portion of its interest in any real property lease which have not been disclosed to Transferee.

     (e) To the Company's knowledge, there are no pending proceedings pursuant to which any governmental entity is seeking to condemn or otherwise take any portion of the real property owned or leased by the Company or any of its Subsidiaries, nor, to the Company's knowledge, has any such proceeding been threatened. To the Company's knowledge, there is no intended public improvement which will result in any charge in excess of $25,000 being levied or assessed against, or in the creation of any lien or assessment upon, any owned or leased real property of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be directly or indirectly liable.

     (f) The Company is not in default and, to the Company's knowledge, no other party thereto is in default under any of the real property leases. In addition, there is no event which with the giving of notice or the passage of time or both would constitute an event of default, under any of the real property leases.

     (g) The owned real properties have legal access to public roadways, including by all access routes presently used by the Company, its Subsidiaries and their invitees to such properties, either by means of direct access to contiguous public roads or by means of valid and enforceable appurtenant easements over private property to public roads. The owned real property has all other appurtenant easements, if any, necessary to operate the properties in the manner currently operated by the Company or its Subsidiaries.

     3.9 Personal Property.

     (a) All items of equipment, machinery, furniture, fixtures and other personal property owned by the Company or its Subsidiaries and necessary to or used in the conduct of the Business, and all leased personal property necessary to or used in the conduct of the Business are listed on Schedule 3.9(a) hereto (separated by owned and leased property) (the "Personal Property"). The Personal Property has been appropriately maintained and conforms to all applicable ordinances, regulations, laws and other legal requirements, and neither the Company nor its Subsidiaries has received any notice from any governmental agency or third party to the contrary. The Personal Property is, in the aggregate, adequate for the conduct of the Business as it is currently conducted. The Personal Property owned by the Company or its Subsidiaries is reflected on the March 31, 1998 Financial Statements.

     (b) The Company and its Subsidiaries will be entitled immediately after the Closing to the benefit of the representations, covenants, warranties, agreements and indemnities contained in the personal property leases to which the Company or any of its Subsidiaries are currently entitled.

     (c) Neither the Company nor any of its Subsidiaries knows of any, or has received any notice, whether written or otherwise, of any violation of any covenants, agreement or restriction affecting any of the Personal Property, or any governmental ordinance, regulation, statute or other requirement, including without limitation the Occupational Safety and Health Act or 1979, as amended (or the equivalent in Puerto Rico), which violation has not been corrected.

     (d) The Company is not in default and, to the Company's knowledge, no other party thereto is in default under any of the personal property leases. In addition, there is no event which with the giving of notice or the passage of time or both would constitute an event of default, under any of the personal property leases by the Company and, to the Company's knowledge, by any other parties to such leases.

     (e) Except with respect to the warranties and representations specifically set forth in this Agreement and the schedules hereto, and any other document, certificate, agreement or instrument delivered pursuant to the terms hereof or thereof, the Company makes no warranty, express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality as to the assets of the Company, or any part thereof, or as to the condition thereof, or the absence of any defects therein, whether latent or patent.

     3.10 Inventories. The finished goods reflected on the March 31, 1998 Financial Statements (whether now in inventory or in the trade) and the finished goods thereafter produced by the Company prior to Closing (whether now in inventory or in the trade) are or will be of good merchantable quality and salable in the ordinary course of business. The raw materials reflected on the March 31, 1998 Financial Statements and the raw materials thereafter acquired by the Company prior to Closing can be transformed, using the usual and customary methods employed by the Company, into finished goods of good and merchantable quality and salable in the ordinary course of business. The inventory acquired from March 31, 1998 through Closing has or will be acquired in the ordinary course of business, consistent with past practices. The Company has rotated stock at substantially all retail and wholesale locations serviced by the Company, and the inventory at the Company's facilities, so that, based upon such rotation, such products could reasonably be sold to consumers prior to expiration of the date for recommended consumption or its equivalent.

     3.11 Relationships. Except as otherwise disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, the Company's relationships with its franchisors, agents, brokers, dealers, distributors, representatives, licensees, customers and suppliers are continuing, and there has been no material change in the scope of such relationships during the last year with any of such parties or similar parties with which the Company has done business during the last year. The Company has not been advised by such parties that the performance of this Agreement would result in a Material Adverse Effect. All sales and performances of services by the Company in connection with the Business are in compliance with all of the Company's representations, warranties and agreements, express or implied, with respect to such sales and performances, except for customary returns and allowances.

     3.12 Litigation; Governmental Proceedings. Except as set forth on Schedule 3.12, there are no legal actions, claims, proceeding, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the Company's knowledge, threatened against the Company, any of its Subsidiaries, or the directors, officers, properties, assets or Business of the Company or of any of its Subsidiaries. Except as set forth on Schedule 3.12, neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality.

     3.13 Compliance with Applicable Laws and Other Instruments. The Business and operations of the Company and its Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities. Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any Encumbrance upon any asset or property of the Company or any of its Subsidiaries pursuant to, any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, any agreement or other instrument to which the Company or any Subsidiary is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the Certificate of Incorporation or Bylaws of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is obligated to nominate, appoint or elect any specific individual or representative to its board of directors, whether pursuant to the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or any other agreement. Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation or its Bylaws nor in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement in any respect. All parties having material contractual arrangements with the Company or any of its Subsidiaries are, to the Company's knowledge, in compliance therewith and none are in default in any respect thereunder.

     3.14 Governmental Consents. Except for the expiration of the waiting period required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), to the extent the Transferee is duly qualified to do business in Puerto Rico, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority (except for the notification of the Puerto Rican Office of Industrial Exemption) is required under any laws and regulations in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by the Company.

     3.15 Capital Stock of Company. The authorized capital stock of the Company consists of 40,000,000 shares, of which 5,000,000 shares are designated as Class A common stock, par value $.01 per share, and 35,000,000 are designated as Class B common stock, par value $.01 per share. The Company has issued and outstanding 5,000,000 shares of Class A common stock and 16,500,000 shares of Class B common stock. All outstanding shares of Class A common stock and Class B common stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.15, the Company has no outstanding securities convertible into or exchangeable for common stock, no contracts, rights, options, warrants or other agreements or commitments to purchase or otherwise acquire any shares of its capital stock or securities convertible into or exchangeable therefor, or any shares reserved for issuance under any stock option, employee benefit or other plans or otherwise. No holder of any security of the Company is entitled to any preemptive or similar rights to purchase securities from the Company.

     3.16 Capital Stock of Subsidiaries. The authorized, issued and outstanding capital stock of each of the Subsidiaries, whether voting or nonvoting, and the rights and preferences associated with each class or series of capital stock, is as set forth on Schedule 3.16. Except as set forth on Schedule 3.16, the Company is the owner of all of the capital stock of the Subsidiaries, free and clear of all Encumbrances. All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.16, none of the Subsidiaries has any outstanding securities convertible into or exchangeable for common stock, no contracts, rights, options, warrants or other agreements or commitments to purchase or otherwise acquire any shares of capital stock of any of the Subsidiaries or securities convertible into or exchangeable therefor, or any shares reserved for issuance under stock option, employee benefit or other plans or otherwise. No holder of any security of any of the Subsidiaries is entitled to any preemptive or similar rights to purchase securities from any such Subsidiary.

     3.17 No Brokers or Finders. Other than fees payable to Paine Webber, which shall be paid by the Company, no person, firm or corporation has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against or upon the Company or the Transferee for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

     3.18 Registration Rights. Other than as set forth in Schedule 3.18, the Company has not agreed to register any of its authorized or outstanding securities under the Securities Act of 1933.

     3.19 New York Stock Exchange. The Company's Class B common stock is listed on The New York Stock Exchange and the Company will use commercially reasonable efforts to cause such stock to continue to be so listed. The Company does, and as of the Closing Date will, satisfy all applicable requirements for such listing. The Company has not received notification that termination of such listing is pending or under consideration.

     3.20 SEC Reports. The Company has timely filed all forms, reports, statements (including proxy statements) and schedules with the Commission required to be filed pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act") or other federal securities laws (the "SEC Reports"). Except as otherwise set forth in public filings with the SEC, the SEC Reports complied with all applicable requirements of the Exchange Act or other federal securities laws and did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has registration statements on file with the Commission which are set forth on Schedule 3.20.

     3.21 Disclosure. The Company has not withheld from the Transferee any material facts relating, directly or indirectly, to the assets, Business, operations, condition (financial or otherwise), assets, liabilities, affairs or future prospects of the Company or its Subsidiaries. No representation or warranty or information in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished to the Transferee pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

     3.22 Consents. All consents, permits, waivers, notifications and filings necessary for the Company to perform its obligations under this Agreement and to effect the transactions contemplated hereby without penalty, default or violation of terms and conditions to which the Company, its Subsidiaries or any of its assets or properties are subject are set forth on Schedule 3.22.

     3.23 Contracts. Schedule 3.23 is a complete and accurate list of all contracts, agreements, arrangements and understanding, to which the Company or any of its Subsidiaries is a party on the date hereof and has continuing obligations under, and which relate to the following (hereinafter collectively referred to as "Contracts"):

          (a) any Contract providing for payments in excess of $25,000 per annum or in excess of $50,000 for the remaining term of the Contract;

          (b) any Contract with a franchisor or distributor;

          (c) any Contract in which the Company or any of its Subsidiaries is participating as a general partner, limited partner or joint venturer;

          (d) any Contract which shall survive the Closing under which the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $25,000;

          (e) any Contract pursuant to which the Company or any of its Subsidiaries leases real property from or to third parties;

          (f) any Contract concerning or restricting competition in any line of business or geographic area;

          (g) any Contract between any of the holders of Class A common stock on the one hand, and the Company or any of its Subsidiaries, on the other hand;

          (h) any Contract pursuant to which the Company or its Subsidiaries has promised to pay, or loan any amount to, or sold, transferred or leased any property or assets to or from, any person in their capacity as an officer, director or other employee of the Company or any of its Subsidiaries;

          (i) any Contract pursuant to which the Company or any of its Subsidiaries is obligated to pay to (A) any officer, director or employee any amount or (B) any consultant any amounts in excess of $25,000 per year or in excess of $50,000 during the remaining term of the Contract;

          (j) any Contract which includes a provision related to a change in control of the ownership of the Company or any of its Subsidiaries;

          (k) all other Contracts material to the conduct of the Business; and

          (l) any Contract granting an option for the acquisition of any securities, including capital stock, of the Company.

     The  Company  has no oral  contracts  which  are  required  to be listed in
Schedule 3.23.  Correct and complete  copies of each written  Contract listed in
Schedule 3.23 have been made available to Transferee. With respect to each Contract so listed and provided: (i) the Contract is valid, binding and enforceable against the Company, and assuming due authorization, execution and delivery by the other parties thereto, in accordance with its terms, and is in full force and effect; (ii) the Company or the Subsidiary which is a party to such Contract is not in breach or default thereof (whether as to payment or other terms and conditions), and no event has occurred which with notice or lapse of time or both, including the execution of this Agreement and the consummation of the transaction provided for herein, would constitute a breach or default by the Company or the Subsidiary which is a party to such Contract, or permit termination, modification, or acceleration against the Company or the Subsidiary which is a party to such Contract under the Contract applicable to it; (iii) the Company or the Subsidiary which is a party to such Contract has not repudiated or waived any material provision of any such Contract; and (iv) to the Company's knowledge, no other party to any such Contract is in default in any respect thereunder.

            3.24 Bank Accounts and Powers of Attorney. Schedule 3.24 sets forth:
(i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company or any Subsidiary maintains an account or safe deposit box and the names of all persons authorized to draw thereon or make withdrawals therefrom; and (ii) the names of all persons or entities holding general or special powers of attorney from the Company or any Subsidiary.

     3.25 Insurance. Schedule 3.25 contains a list of all policies or binders of fire and other casualty, general liability, theft, life, automobile, fiduciary, crime, inland marine, health, directors and officers, business interruption and other forms of insurance owned or held by the Company and its Subsidiaries, specifying the insurer, the policy number and the term of the coverage. All of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries are in full force and effect; neither the Company nor any of its Subsidiaries is in default thereunder; all claims thereunder have been filed in due and timely fashion; and, except as set forth on Schedule 3.25, all such policies, binders and bonds will remain in full force and effect after the Closing Date, unaffected by the transactions contemplated hereby.

     3.26 Intellectual Property Rights. Schedule 3.26 sets forth a complete list of all patents and applications therefor, trademark registrations and applications therefor, service mark registrations and applications therefor, copyright registrations and applications therefor, trade names and inventions, computer programs, software which is material to the operation of the Business and databases, unpatented technology, formulas, trade rights, license agreements and all other proprietary rights that are owned, licensed, sublicensed or used by agreement or permission by the Company or any Subsidiary and used in the continued operation of the Business (collectively, "Intellectual Property"). Except as otherwise set forth on Schedule 3.26, the Intellectual Property is free and clear of any royalty or Encumbrance, and constitutes all such property or rights used by or necessary to the operation of the Business. The use of the Intellectual Property does not conflict with, infringe upon, or misappropriate any rights held or asserted by any person, or require the consent of any person. Neither the Company nor any Subsidiary has, in the past two years, received any notice or claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright, trade name or trade secret of any third party by the Company or any Subsidiary or of any claim by any third party alleging any such infringement or conflict, and, in the past two years, neither the Company nor any Subsidiary has given any notice of infringement to any third party with respect to any of the Intellectual Property. The Company has paid all required license fees related to all software used in the operation of the Business.

     3.27 Employee Benefit Matters.

     (a) As used in this Section 3.27, the following terms have the meanings set forth below:

          "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or its Subsidiaries.

          "Company Plan" means (i) all Plans of which the Company or its Subsidiaries is a Plan Sponsor, or to which the Company or its Subsidiaries otherwise contributes or in which the Company or its Subsidiaries otherwise participates, or (ii) all Title IV Plans and Multi-Employer Plans of which an ERISA Affiliate is a Plan Sponsor or otherwise contributes to it or currently participates in it. All references to Plans are to Company Plans unless the context requires otherwise.

          "Company VEBA" means a VEBA whose members include employees of the Company or its Subsidiaries.

          "ERISA Affiliate" means any other person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under IRC ss. 414(b), (c) or, solely with respect to matters relating to IRC ss. 412 or ERISA ss.ss. 302 or 4007, (m).

          "Multi-Employer Plan" has the meaning given in ERISA ss. 3(37)(A).

          "Other Benefit Obligations" means all material obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include sabbatical policies, severance payment policies, and material fringe benefits within the meaning of IRC ss. 132.

          "PBGC"  means  the  Pension  Benefit  Guaranty  Corporation,   or  any
     successor thereto.

          "Pension Plan" has the meaning given in ERISA ss. 3(2)(A).

          "Plan" has the meaning given in ERISA ss. 3(3).

          "Plan Sponsor" has the meaning given in ERISA ss. 3(16)(B).

          "Qualified Plan" means any Company Plan that meets or purports to meet the requirements of IRC ss. 401(a).

          "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

          "VEBA" means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

          "Welfare Plan" has the meaning given in ERISA ss. 3(1).

          (b) (i) Schedule 3.27(b)(i) attached hereto sets forth a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans or (C) Title IV Plans.

          (ii) None of the Company Plans set forth on Schedule 3.26(b)(i) is a Multi-Employer Plan and none of the Company, any of its Subsidiaries or any ERISA Affiliate has any assessed or potential liability due to a complete of partial withdrawal from a Multi-Employer Plan or due to the termination or reorganization of a Multi-Employer Plan, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Subsidiary or any ERISA Affiliate.

          (iii) Except as set forth in Schedule 3.27(b)(iii) or as may be otherwise required by ERISA Sec. 601 et seq. or IRC Sec. 4980B (or other applicable law) or at the expense of the participant or the participant's beneficiary, none of the Company Plans provide retiree health or life insurance benefits.

     (c) The Company has delivered to Transferee:

          (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Company or its Subsidiaries is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan descriptions is not required;

          (ii) all personnel, payroll, and employment manuals and policies;

          (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

          (iv) all  registration  statements  filed with  respect to any Company
     Plan;

          (v) all insurance policies purchased by or to provide benefits under any Company Plan;

          (vi) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (vii) all material reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (viii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

          (ix) all notices that were given by the Company, its Subsidiaries or any Company Plan to the IRS, the PBGC, the Department of the Treasury of the Commonwealth of Puerto Rico or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.27;

          (x) all notices that were given by the IRS, the PBGC, the Department of the Treasury of the Commonwealth of Puerto Rico or the United States Department of Labor to the Company or its Subsidiaries or any Company Plan within the four years preceding the date of this Agreement;

          (xi) with respect to Qualified Plans, the most recent determination letter for each Plan of the Company or its Subsidiaries; and

          (xii) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

     (d) Except as set forth in Schedule 3.27(vi) attached hereto:

          (i) The Company or its Subsidiaries have performed all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company or its Subsidiaries have made all required entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

          (ii) No statement, either written or oral, has been made by any of the Company or its Subsidiaries to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could reasonably be expected to have an adverse economic consequence to the Company, its Subsidiaries, or Transferee.

          (iii) The Company and its Subsidiaries, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, to the extent applicable in full compliance with ERISA, the IRC, Puerto Rican and other applicable Laws including the provisions of such laws expressly mentioned in this
     Section 3.27, except for any such failure to comply as would not result in any liability to the Company or any of its Subsidiaries.

               (A) No transaction prohibited by ERISA ss. 406 and no "prohibited transaction" under IRC ss. 4975(c) have occurred with respect to any Company Plan.

               (B) Neither the Company nor any Subsidiary has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

               (C) Neither the Company nor any Subsidiary has any liability to the PBGC with respect to any Plan or has any liability under ERISA ss. 502 or ss. 4071.

               (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

          (iv) Since March 31, 1998, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation, except to effect the Board's option of an amendment to the Company's Hourly Employee Retirement Plan to use the GATT interest rate standard.

          (v) No event has occurred or circumstance exists that could reasonably be expected to result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

          (vi) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the Company's knowledge, is threatened.

          (vii) The Company, each of its Subsidiaries and each ERISA Affiliate thereof has met the minimum funding standard, and has made all contributions required, under ERISA ss. 302 and IRC ss. 402 as adjusted by IRC Sec. 412 with regard to any funding waiver.

          (viii) The Company and its Subsidiaries have paid all amounts due to the PBGC pursuant to ERISA ss. 4007.

          (ix) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate thereof has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject any entity to liability under ERISA ss. 4062(e), ss. 4063, or ss. 4064.

          (x) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate thereof has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that could reasonably be expected to constitute grounds under ERISA ss. 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

          (xi) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA ss. 307 or IRC 401(a)(29).

          (xii) The actuarial report for each Title IV Plan of the Company and each of its Subsidiaries and each ERISA Affiliate thereof fairly presents the financial condition and the results of operations of each such Plan in accordance with the actuarial assumptions and methods used in such report as of the date of such report..

          (xiii) There is no outstanding or contingent liability of the Company or its Subsidiaries resulting from the termination of any Plan or
     Multi-Employer Plan sponsored or maintained by the Company or its Subsidiaries or an ERISA Affiliate.

          (xiv) No payment that is owed or may, in connection with or as a result of the matters contemplated by this transaction, will become due to any director, officer, employee, or agent of the Company or any of its Subsidiaries will be non-deductible by the Company or its Subsidiaries or subject to tax under IRC ss. 280G or ss. 4999; nor will the Company or any of its Subsidiaries be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

          (xv) The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit under any Company Plan or Company Other Benefit Obligation.

     3.28 Labor Matters. Except as set forth in Schedule 3.28, neither the Company nor any Subsidiary is obligated by or subject to any employment agreements, consulting or independent contractor agreements, noncompetition agreements, confidentiality agreements (other than those in connection with the Company pursuing a sale of all or substantially all of its assets or nonpublicly traded stock), nondisclosure agreements, indemnification agreements, collective bargaining agreements or collective bargaining obligations. There are, and in the past two years there have been, no strikes, disputes, slowdowns, stoppages or picketing or, to the Company's knowledge, threats of the same against the Company or any Subsidiary and there are, and in the past two years there have been, no threats of nor have there been any efforts to organize any employees or groups of employees by any unions or employees' association at the Company's or any Subsidiary's place of business which are not already organized. Except as set forth in Schedule 3.28, there are no grievances, complaints, reports, unfair labor practice charges filed or, to the Company's knowledge, threatened, or other notice of material noncompliance involving the Company or any of its Subsidiaries pursuant to the National Labor Relations Act, any similar foreign statute or regulation, or any other foreign, Puerto Rican, federal or local employment or labor laws.

     3.29 Environment.

     (a) Except as set forth on Schedule 3.29(a), the Company, its Subsidiaries, and, to the knowledge of the Company, any prior owner or lessee has generated, handled, manufactured, treated, stored, used, released, transported and disposed of any Environmentally Regulated Materials (as defined below) on, beneath, to or from any of the properties owned or operated by the Company or its Subsidiaries in the conduct of the Business or any other properties formerly owned, leased or operated by the Company or its Subsidiaries, in compliance with all Environmental Laws, regulations and permits.

     (b) Except as set forth on Schedule 3.29(b), the Company and its Subsidiaries have operated all plants, facilities and business operations in compliance with all Environmental Laws, regulations and permits.

     (c) Except as set forth on Schedule 3.29(c), neither the Company nor its Subsidiaries have disposed of or released any Environmentally Regulated Material in any location which may give rise to a claim of responsibility for investigation or clean-up costs, personal injury or property damage liability against the Company or any Subsidiary by any third party.

     (d) Except as set forth on Schedule 3.29(d), neither the Company nor its Subsidiaries have received any notices or claims of violations or liabilities relating to an Environmentally Regulated Material or an Environmental Law.

     The term "Environmentally  Regulated Materials" means any of the following:
(i) any petroleum or petroleum products, friable asbestos, urea formaldehyde, and ploychlorinated biphenyls; (ii) any radioactive substance; (iii) any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound; and (iv) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "solid waste," or words of similar import, under any Environmental Law.

     "Environmental Law" means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended from time-to-time and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, that (i) regulates or relates to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Environmentally Regulated Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees insofar as such health and safety laws may apply to matters affecting the natural environment; or (ii) imposes liability with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC 9601 et seq., the Resource Conservation and Recovery Act, 42 USC 6901, et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, as it applies to an effect upon the natural environment, 29 U.S.C. ss. 651 et seq.; or any other federal, state or local law of similar effect, each as amended from time to time.

     3.30 Outstanding Debt. Except for trade payables and other accrued liabilities incurred in the ordinary course of business since March 31, 1998 which are consistent with levels for prior periods, the Company nor any
Subsidiary has any indebtedness except as set forth in the March 31, 1998 Financial Statements. Neither the Company nor any Subsidiary is in default in the payment of the principal of or interest on any such indebtedness, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such indebtedness which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

     3.31 Conflicts of Interest. Except as otherwise disclosed by the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, or the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ending December 31, 1997 and March 31, 1998, each as filed with the Commission, no officer, director or holder of Class A common stock, or any affiliate (as such term is defined in Rule 405 under the Securities Act of 1933) of any such person, has any direct or indirect interest (i) in any entity which does business with the Company or its Subsidiaries, (ii) in any property, asset or right which is used by the Company or its Subsidiaries in the conduct of the Business, or (iii) in any contractual relationship with the Company other than as an employee. For the purpose of this Section 3.31, there shall be disregarded any interest which arises solely from the ownership of less than a 1% equity or voting interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

     3.32 Licenses. Except as set forth on Schedule 3.32 attached hereto, the Company has all licenses, permits, authorizations, approvals and franchises ("Licenses") necessary to engage in the Business which if not possessed by the Company or a Subsidiary would result in a Material Adverse Effect on the Business. Except as set forth on Schedule 3.32, all Licenses are in full force and effect and no proceeding is ongoing or, to the knowledge of the Company, threatened, to revoke such License.

     3.33 Employees. Except as set forth on Schedule 3.33, the Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other Taxes.

     3.34 Compliance with Quality Standards. All water used in the production process of the Business conforms, in all material respects, to (i) the quality standards required by the Company's or its Subsidiaries' franchisors, including PepsiCo Inc., (ii) internal quality standards required by the Company, and (iii) any Puerto Rican or local quality standards.

     3.35 Intentionally Omitted.

     3.36 Year 2000 Compliance. To the extent that any functionality of any computer system used by the Company is dependent upon or interdependent with the use or specification of any calendar date, the Company has used commercially reasonable efforts in implementing a plan pursuant to which any such computer system shall be "Year 2000 Compliant," except where failure to do so will not result in a Material Adverse Effect. For purposes of this Agreement, the term Year 2000 Compliant means that neither the performance nor the functionality of such computer systems shall be materially affected by dates in, into and between the 20th and 21st centuries. To be deemed Year 2000 Compliant, such computer systems shall conform in all material respects to the following basic requirements (i) no value for a current date shall cause any interruption in the Company's operations in which the computer systems used; and (ii) any date-based functions shall operate and perform in a consistent manner for dates in, into and between the 20th and 21st centuries and such computer systems shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

     3.37 Buenos Aries Embotelladora S.A. . There are no pending or threatened claims affecting the Stock or the Company arising out of (i) the actual or alleged operation, control or ownership by the Company or its Subsidiaries of BAESA, or (ii) any agreements of the Company or its Subsidiaries with or related to BAESA.

     3.38  Delaware  Business   Combination  Statute.  The  Company's  Board  of
Directors has obtained all approvals necessary related to the transactions contemplated by this

Agreement so as to constitute prior approval by the Board of Directors of such transactions within the meaning of section 203(a)(1) of the Delaware General Corporation Law.

     3.39 Exclusive Bottling Appointment. Except as set forth in Schedule 3.39, neither the Company nor any of its Subsidiaries has been or is in violation of the exclusive bottling appointment or franchise commitment letter currently in effect with PepsiCo, Inc. and its other franchisors, including, without limitation, any prohibitions contained therein concerning sales outside of the defined territory of the Company and its Subsidiaries. To the Company's knowledge, there has been no transshipment of any Pepsi-Cola or other beverage products into the defined territory of the Company and its Subsidiaries.

     3.40 Corporate Opportunity. The Company (i) has the exclusive rights to produce, bottle, sell and distribute PepsiCo soft drink products in Puerto Rico,
(ii) is authorized to supply beverages in the U.S. Virgin Islands (the "V.I. Territory"), and (iii) has the right of first refusal to purchase distribution rights for PepsiCo products in the V.I. Territory when such rights become available. PepsiCo, Inc. has agreed that if and when PepsiCo, Inc. is legally able to grant a new Pepsi-Cola franchise in Cuba, the Company will be considered as one of the preferred possible candidates for such territory; PepsiCo, Inc.'s consideration in granting this franchise will be based on all relevant factors, including past performance, management strength and financial ability, and commitment to invest in the Market. If the Company meets these criteria, in PepsiCo, Inc.'s judgment, the Company will be considered the preferred possible candidate. PepsiCo, Inc. has also agreed to support and encourage the Company's efforts to identify and acquire additional PepsiCo franchise territories in the Caribbean and other appropriate regions. The Company acknowledges that the immediately foregoing rights do not constitute a legal entitlement to a PepsiCo franchise in any such territories.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

     Transferee represents and warrants to the Company as follows:

     4.1 Transferee's Organization. Transferee is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     4.2 Company Acts and Proceedings. This Agreement has been duly authorized by all necessary company action on behalf of the Transferee, and will be duly executed and delivered by authorized officers of the Transferee. This Agreement is a valid and binding agreement of the Transferee enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

     4.3 Compliance with Applicable Laws and Other Instruments. Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of the Transferee pursuant to, any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, any agreement or other instrument to which the Transferee is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the partnership agreement of the Transferee. The Transferee is not in violation of its partnership agreement nor in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement in any respect.

     4.4 Consents. No consent is required in connection with the execution, delivery or performance by Transferee of this Agreement or the taking of any other action contemplated hereby by Transferee.

     4.5 Governmental Consents. Except for the expiration of the waiting period required pursuant to the HSR Act, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by Transferee.

     4.6 Investment Intent; Status. The Stock will be acquired hereunder solely for the account of Transferee, solely for investment purposes, and not with a view to the resale or distribution thereof, subject to the right of the Transferee and any such designees to sell, assign, transfer or distribute any or all of the Stock to any entity which is an Affiliate of the Transferee. Transferee is an "accredited investor" within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.

     4.7 Litigation. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the knowledge of Transferee, threatened against Transferee at law or in equity, or before or by any governmental or regulatory agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

     4.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Transferee without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against the Company, the Sellers or their respective affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Transferee.

     4.9 Relationships. At Closing, Transferee shall cause the Company to enter into a marketing support agreement with PepsiCola International, Inc. which, Transferee reasonably believes will be more favorable in the aggregate to the Company than the present marketing support agreement between the Company with Pepsi-Cola International, Inc.

                                    ARTICLE V

                              COVENANTS OF COMPANY

     From and after the date hereof and until the Closing Date, the Company covenants and agrees as follows:

     5.1 Cooperation. Except for the consent of PepsiCo, Inc., the Company will secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as identified on Schedule 5.1 attached hereto in order to enable the Company to effect the transactions contemplated hereby, provided any information reasonably requested of Transferee shall be timely furnished, and otherwise will use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Except as otherwise agreed to by Transferee in writing, said consents, approvals, authorizations, exemptions and waivers shall not impose any changes and/or modifications to the existing agreements and/or permits or authorizations of the Company nor shall they require any action or impose any restriction on the Transferee.

     5.2 Access and Information. The Company shall provide to Transferee and Transferee's accountants, officers, directors, employees, counsel, agents and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with the normal operations of the Company, from the Effective Date through the Closing Date, to (i) all of the properties, books, contracts, commitments, records and all other information with respect to the Business, affairs, financial condition, assets and liabilities of the Company and Subsidiaries as Transferee may from time to time request, and to make copies thereof and (ii) any persons, including, without limitation, the directors, officers, employees, agents, accountants, attorneys and representatives of the Company and its Subsidiaries as Transferee considers reasonably necessary or appropriate to discuss the Business, condition (financial and otherwise), assets and liabilities of the Company and its Subsidiaries, all for the purposes of becoming familiar with the Business, affairs, financial condition, assets and liabilities of the Company and its Subsidiaries. The Company shall cooperate in the preparation of such environmental surveys and studies as Transferee may conduct as part of its due diligence. Transferee and each of its representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, entered into as of February 3, 1998, between Transferee and the Company, which Confidentiality Agreement shall remain in full force and effect.

     5.3 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the Effective Date to the Closing Date (which period shall not exceed 35 days), the Company and each Subsidiary shall conduct its respective operations according to its ordinary and usual course of business and consistent with past practice, and the Company and each Subsidiary agrees to preserve intact its respective business organizations, to maintain its business, to use commercially reasonable efforts to keep available the services of its respective officers and employees and to maintain the present relationships with customers and others having business relationships with it. The Company promptly will advise Transferee in writing of any material change in the Business, management, properties, liabilities, results of operations, prospects or financial condition of the Company or any Subsidiary. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Closing Date, neither the Company nor any Subsidiary will without the prior written consent of Transferee (which consent shall not be unreasonably withheld):

          (a) amend its Certificate of Incorporation or Bylaws;

          (b) authorize for issuance, issue, sell, pledge or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its stock of any class or any securities convertible into or exercisable for shares of its stock of any class;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (except the BAESA shares dividend to the holders of the Class B Common Stock of the Company) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or other securities; or amend or alter any term of any of its outstanding securities;

          (d) create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the ordinary course of business (including such incurrence under the line of credit, which has not been amended, established by the Credit Agreement) and consistent with past practice, or create, incur or assume any encumbrance on any material asset;

          (e) except in the ordinary course of business and consistent with past practice,

               (i) sell, transfer, mortgage, or otherwise dispose of or encumber any of its real or personal property, except (A) transactions pursuant to existing contracts, and (B) dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices, (provided that any and all Contracts related to clause (A) or clause (B) hereof shall have been identified on Schedule 3.23 hereof),

               (ii) pay, discharge or satisfy its claims, liabilities or obligations (absolute, accrued, contingent or otherwise);

               (iii) cancel any debts or waive any of its claims or rights, which involve payments or commitments to make payments, which individually exceeds $25,000 or, in the aggregate, exceed $100,000 (which amount shall increase by an additional $50,000 for the period between July 11 and July 31, 1998, if the closing has not occurred on or before July 10);

               (v) enter into any new employment, consulting, management or severance agreement other than severance payments required to be made under Puerto Rico Law 80; (viii) enter into any agreements with any of the holders of the Class A common stock of the Company; or

               (ix) purchase or agree to purchase any additional assets; or

          (f) enter into, amend or terminate any agreements, commitments or contracts that, individually or in the aggregate, are material to the Company or any Subsidiary (except agreements, commitments or contracts for the purchase, sale or lease of goods, services or properties in the ordinary course of business, consistent with past practice), or otherwise make any material change in the conduct of the Business;

          (g) alter or revise its accounting principles, procedures, methods or practices (except to effect the Board's adoption of an amendment to the Company's Hourly Employee Retirement Plan to use the GATT interest rate standards);

          (h) institute, settle or compromise any claim, action, suit or proceeding pending or threatened by or against it involving amounts in excess of $25,000, at law or in equity or before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality;

          (i) increase the salaries or other compensation or employee benefits with respect to any employees of the Company or its Subsidiaries (except that salaries of certain positions may be increased to fill vacancies consistent with past practice provided the new salaries are equal to/less than $50,000);

          (j) knowingly take any action that would render any representation, warranty, covenant or agreement of the Company in this Agreement inaccurate or breached as of the Closing Date; or

          (k) alter or revise any of the policies of insurance maintained by the Company or its Subsidiaries.

     5.4 HSR Act Filings. The Company will file any reports or notifications that may be required to be filed by the Company, its Subsidiaries or its affiliates under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and will cooperate with Transferee in connection with such filings or responses to requests for additional information.

     5.5 No Solicitation. During the period between the execution of this Agreement until the earlier to occur of the Closing or July 31, 1998, neither the Company, its Subsidiaries, nor the officers, agents, directors, employees or representatives thereof shall, directly or indirectly, solicit, conduct discussions with or engage in negotiations with any person other than Transferee, or recommend or enter into any transaction with any person other than Transferee, concerning or permitting the sale of any stock (other than for their own account) or, the assets (other than in the ordinary course of business) of the Company.

     Notwithstanding the provisions of the prior paragraph, the Company or its Board of Directors may (a) furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal regarding a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including by way of a tender offer) or other similar transaction involving the Company (any of the foregoing inquiries or proposals being referred to as a "Competing Offer") by such person or entity (including a new and unsolicited Competing Offer received by the Company after the execution of this Agreement from a person or entity whose initial contact with the Company may have been solicited by the Company prior to the execution of this Agreement), and may recommend such an unsolicited bona fide written Competing Offer to the shareholders of the Company, if and only to the extent that (i) the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of its financial advisor) that such Competing Offer would, if consummated, result in a transaction more favorable to the shareholders of the Company than the terms of the Agreement (any such more favorable Competing Offer being referred to in this letter agreement as a "Superior Proposal") and that the person or entity making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (ii) the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law, and (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such person or entity than those contained in the confidentiality agreement between Pohlad Companies and the Company, dated February 3, 1998; and (b) comply with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a Competing Offer.

     The Company shall notify the Transferee no later than 24 hours after receipt by the Company (or its advisors) of any Competing Offer or any request for non-public information in connection with a Competing Offer or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made a Competing Offer. Such notice to the Company shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     5.6 Break-up Fee. If (i) the Company (or any of its advisors) breaches the terms of the first paragraph in Section 5.5 hereof or if the Company receives an unsolicited Competing Offer, (ii) the Agreement is terminated other than under
Section 10.1(a), 10.1(b) (by reason of the failure to satisfy the Transferee's conditions of closing in Sections 8.2, 8.6, 8.8 and 8.9 hereof) or 10.1(c) and
(iii) a definitive agreement with respect to an Alternative Transaction is consummated on or prior to December 31, 1998 with a party other than Transferee, then the Company shall, contemporaneous with the closing of the Alternative Transaction, pay to Transferee by wire transfer of immediately available funds an amount equal to $2,000,000. An "Alternative Transaction" shall be defined as any of the following: (i) any transaction or series of transactions by which any person or group (other than the Transferee) acquires or would acquire shares (or securities exercisable or convertible into shares) representing 20% or more of the voting power of the Company, pursuant to a tender offer, exchange offer or otherwise; or (ii) a merger, consolidation, shares exchange, sale of substantial assets or other business combination involving the Company; or (iii) any other transaction or series of transactions whereby any person acquires or would acquire control of the board of directors, business or assets of the Company; or
(iv) any agreement with respect to any of the foregoing provided, in each case, that such transaction involves a greater value (as determined by the Company's Board of Directors upon consideration of all factors it deems relevant) than the value of the consideration identified in Section 1.2 herein. This Section 5.6 shall survive the termination of this Agreement.

     5.7 Resignation of Directors. The Company shall cause (i) its board of directors and the directors of its Subsidiaries to appoint those directors to the Company and its Subsidiaries as are designated by Transferee and (ii) each current member of its board of directors and the directors of its Subsidiaries to resign, all effective as of 12:01 a.m. on the day after the Closing Date.

     5.8 Expenses. The Company shall present, at the Closing, expense statements from third parties reflecting all third-party costs and expenses of the Company since October 1, 1997 in connection with the transactions contemplated by this Agreement, or any other proposed transaction in which the Company sought to sell or or substantially all of the assets or Stock or to enter into a merger or other business combination with a third party, which expenses shall be paid in full at or prior to Closing by the Company. Such expenses shall not include any costs of litigation arising out of the execution of this Agreement, or the consummation of the transactions set forth in this Agreement. In the event such third party expenses exceed $1,300,000.00, the Consideration shall be reduced by the amount of such excess, as provided at Section 1.2 hereof.

     5.9 Discussions With Shareholders. The Company will notify Transferee promptly of any and all discussions with or correspondence or notification received from any of the Company's Class B stockholders whose stock is not being purchased by the Transferee in conjunction with the closing of this transaction in which such stockholders express dissatisfaction with the management, performance or Business of the Company or its Subsidiaries or the terms or conditions of the transaction contemplated in this Agreement.

     5.10 Status of S-3 Registration. The Company shall promptly provide copies to Transferee of all correspondence received from and distributed to the Commission with respect to the S-3 Registration Statement concerning the Company's Class B common stock originally filed on November 12, 1997 (the "S-3 Registration Statement").

     5.11 Press Release. Company shall provide to Transferee the text of any press release or other public disclosure regarding the transactions contemplated in this Agreement 24 hours before any such press release or public disclosure by the Company.

     5.12 Notice of Claims.  The Company shall promptly inform the Transferee of
(i) any action or proceeding by any governmental authority or other person instituted or threatened which seeks to enjoin, restrain or prohibit this Agreement or the complete consummation of the transactions contemplated hereby or (ii) any order or decree of any court any action or proceeding which enjoins, restrains or prohibits the execution of this Agreement or the complete consummation of the transactions contemplated hereby

                                   ARTICLE VI

                             COVENANTS OF TRANSFEREE

     Transferee hereby covenants and agrees with the Company as follows:

     6.1 Cooperation. From the date hereof until the Closing Date, Transferee will cooperate with Company, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as are required in order to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof, provided that Transferee will not be obligated to execute any agreement with any third party, incur any liability or expense in connection therewith, except the cost and expense of its employees and representatives engaged in such efforts or as otherwise expressly set forth herein. In addition, Transferee will secure all necessary consents and approvals of PepsiCo. Inc. in order to effect the transaction contemplated herein, including a consent to the assignment of the rights under the Stock Option Agreement provided for in Exhibit A attached hereto. Further, Transferee will prepare and provide to the Company for filing the information required by Regulation 14f-1 of the Securities Exchange Act of 1934.

     6.2 HSR Act Filings. From the date hereof until the Closing Date, Transferee will file any reports or notifications that may be required to be filed under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and will cooperate with the Company in connection with such filings or responses to requests for additional information. Transferee will be responsible for all fees, if any, required to be paid in connection with such filings by Transferee under the HSR Act.

     6.3 Board of Directors. At least two of the directors (the "Independent Directors") designated by Transferee pursuant to Section 5.7 hereof, will not be an "affiliate" (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of either Pohlad Companies or PepsiCo, Inc. for so long as Transferee is the holder of a majority of the voting rights of outstanding stock in the Company.

     6.4 Indemnification and Insurance. (a) Transferee agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring through the Closing Date, shall survive the Closing and shall continue in full force and effect.

     (b) Transferee agrees that the Company shall maintain in effect for not less than 6 years after the Closing Date policies of directors' and officers' liability insurance equivalent to those maintained by the Company with respect to matters occurring prior to the Closing Date (provided that in the event any claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of such claims); provided, however, that the Company shall not be required to pay an annual premium for such insurance in excess of 150% of the current annual premiums paid by the Company for such insurance, but in such case shall purchase as much coverage as possible for such amount.

     (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced by a third party, whether before or after the Closing Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     6.5 Transferor Indemnification. Transferee acknowledges that the Transferor is entitled to indemnification from the Company pursuant to Section 7 of the Stock Option Agreement, which provides that in consideration of the fact that Transferee will not personally benefit from the grant of the Option, the Company will indemnify and hold Transferor harmless from any and all claims, demands, causes of action, losses, liabilities, damages, judgments or charges of any kind, including without limitation the cost of defending any action against him, together with any reasonable attorneys' fees and investigation costs incurred in connection therewith or in connection with the transactions contemplated herein or in connection with any potential claim or loss, and including any tax imposed on Transferor arising from the Stock Option Agreement or the transfer thereof as contemplated herein, or any other expenses, fees, or charges of any character or nature, arising in connection with the Stock Option Agreement, unless and until it is determined in a final unappealable judgment that such claim, demand, damage or expense arises as a direct result of the willful misconduct or gross negligence of Transferor.

     6.6 Transactions With Affiliates. For a period of five (5) years after the date hereof, the Transferee agrees not to cause the Company or the Subsidiaries to make any payment to, or sell, lease, transfer, substitute or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, directly or indirectly, any "affiliate" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended), officer, director or employee (each an "Affiliate") of the Transferee (each of the foregoing an "Affiliate Transaction") which Affiliate Transaction, together with any related Affiliate Transaction(s), involves aggregate consideration in excess of $500,000, unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated person and such Affiliate Transaction shall receive the approval of a majority of the Independent Directors.

     6.7 NYSE Listing. Transferee shall not seek to cause the Company's Class B common stock to be delisted from the New York Stock Exchange for so long as such stock is held by more than 500 stockholders, unless such delisting is approved by a majority of the Company independent directors.

     6.8 Guaranty. Transferee shall cause the guaranty of Pohlad Companies and PepsiCo, Inc. attached hereto as Exhibit E to remain in full force and effect until the Obligations, (as defined therein) are satisfied

                                   ARTICLE VII

                       CONDITIONS TO COMPANY'S OBLIGATIONS

     The obligation of the Company under this Agreement to consummate the transactions contemplated hereby is, at the option of the Company, subject to satisfaction or waiver of the following conditions precedent on or before the
Closing:

     7.1 Representations, Warranties and Covenants of Transferee. Transferee will have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations and warranties of Transferee contained herein will be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same continue on the Closing Date to have been true as of the specified date). The Company will have received a certificate of Transferee, dated as of the Closing Date and signed by an officer of Transferee, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

     7.2 No Prohibition. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and no statute, rule or regulation or order of any court or administrative agency will be in effect which prohibits the Company from consummating the transactions contemplated hereby.

     7.3 Further Action. All consents, approvals, authorizations, exemptions and waivers from third parties that are required in order to enable the Company to consummate the transactions contemplated hereby will have been obtained.

     7.4 Consents and Approvals. All consents, waivers, authorizations and approvals of governmental or regulatory authorities and of any other person or entity required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be in full force and effect on the Closing Date, except where failure to obtain such consent would not result in a Material Adverse Effect.

     7.5 No Challenges. No action or proceeding by any governmental authority or other person will have been instituted and not discharged, or threatened, which seeks to enjoin, restrain or prohibit, or is reasonably likely to result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated hereby, and which could, in the reasonable judgment of the Company, make it inadvisable to consummate such transactions, and no order or decree of any court will have been entered in any action or proceeding which enjoins, restrains or prohibits the execution of this Agreement or the complete consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                     CONDITIONS TO TRANSFEREE'S OBLIGATIONS

     The obligations of Transferee under this Agreement to consummate the transactions contemplated hereby are, at the option of Transferee, subject to satisfaction or waiver of the following conditions precedent on or before the
Closing:

     8.1 Representations, Warranties and Covenants of the Company. The Company and its Subsidiaries will have complied in all material respects with all of their agreements and covenants contained herein to be performed at or prior to the Closing Date. All the representations and warranties of the Company and its Subsidiaries contained herein will be true in all material respects and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same continue on the Closing Date to have been true as of the specified date); and to the extent there is a breach of any representation or warranty, such breach together with all other such breaches, does not constitute a Material Adverse Effect. Transferee will have received a certificate of the Company, dated as of the Closing Date and signed by an officer of the Company, certifying as to the fulfillment of the conditions set forth in this Section 8.1.

     8.2 No Prohibition. All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated and no statute, rule or regulation or order of any court or administrative agency will be in effect which prohibits Transferee from consummating the transactions contemplated hereby.

     8.3 Consents and Approvals. Except for the consent of PepsiCo, Inc., consents, waivers, authorizations and approvals of governmental or regulatory authorities and of any other person or entity required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby identified on Schedule 5.1 hereto shall have been duly obtained and shall be in full force and effect on the Closing Date.

     8.4 Licenses and Permits. All Licenses and Permits necessary to the lawful operation of the Business will remain in place and in full force and effect without any modification following the consummation of the transactions contemplated hereby. The Company shall have duly applied for all Permits necessary to the lawful operation of the Business including, without limitation, the water use permit for the Rio Piedras plant, the water use permit for the Ponce plant, the wastewater discharge permit for the Ponce plant, the cesspool underground injection control permit for the Ponce plant, the water use permit for the Toa Baja plant, and the wastewater discharge permit for the Toa Baja plant prior to the Closing Date.

     8.5 Deliveries. The Company will have made or caused to be made delivery to Transferee of the documents and other items set forth in Section 2.3 hereof and Transferor will have delivered an Assignment pursuant to Section 2.2 hereof.

     8.6 No Challenges. No action or proceeding by any governmental authority or other person will have been instituted and not discharged, or threatened, which seeks to enjoin, restrain or prohibit this Agreement or the complete consummation of the transactions contemplated hereby, and which could, in the reasonable judgment of Transferee, make it inadvisable to consummate such transactions, and no order or decree of any court will have been entered in any action or proceeding which enjoins, restrains or prohibits the execution of this Agreement or the complete consummation of the transactions contemplated hereby.

     8.7 Other Agreements. That certain Voting Trust Agreement and Irrevocable Proxy dated September 28, 1996, by and among the Sellers, Rafael Nin and the Company shall have been terminated as of the Closing Date and no similar agreement shall be in effect.

     8.8 Purchase of Class B Common Stock. Transferee shall have acquired a minimum of 6,210,429 shares of the Company's Class B common stock pursuant to a purchase agreements with the holders thereof executed contemporaneous herewith.

     8.9 Purchase of Class A Common Stock. Transferee shall have acquired 5,000,000 shares of the Company's Class A common stock purchase pursuant to a purchase agreement with the owners thereof executed contemporaneous herewith.

     8.10 Resignation of Directors. The directors of the Company and its Subsidiaries shall have resigned and the individuals designated by the Transferee shall have been appointed as directors of the Company and its Subsidiaries, all effective as of 12:01 a.m. on the day after the Closing Date.

                                   ARTICLE IX

                       INDEMNIFICATION AND RELATED MATTERS

     9.1 Indemnification by Company. The Company will indemnify Transferee and hold Transferee harmless from and against any and all damages, loss, cost or expense (including reasonable attorney's fees and expenses actually incurred), (collectively, "Loss") suffered by reason of, arising out of or resulting from:
(i) any misrepresentation or breach of warranty made by the Company in or pursuant to this Agreement; (ii) any failure by the Company to fulfill any covenants or agreements under this Agreement; or (iii) any claims affecting the stock or the Company arising out of or related to (a) the actual or alleged operation, control or ownership by the Company or it Subsidiaries of BAESA, (b) any agreements of the Company or its Subsidiaries with or related to BAESA or
(c) the Company, its Subsidiaries, and any prior owner or lessee having generated, handled, manufactured, treated, stored, used, released, transported and disposed of any Environmentally Regulated Materials on, beneath, to or from any of the properties owned or operated by the Company or its Subsidiaries in the conduct of the Business or any other properties formerly owned, leased or operated by the Company or its Subsidiaries (except for those matters disclosed on Schedule 3.29).

     9.2 Indemnification by Transferee. Transferee will indemnify the Company and hold such party harmless from and against any and all Loss suffered by reason of, arising out of or resulting from: (i) any misrepresentation or breach of warranty made by Transferee in or pursuant to this Agreement; or (ii) any failure by Transferee to fulfill any covenants or agreements under this Agreement.

     9.3 Notice of Indemnification. In the event any legal proceeding is threatened or instituted or any claim or demand is asserted by any person (including a party hereto) in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article IX, the party seeking indemnification (the "Indemnitee") will promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement will state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

     9.4 Indemnification Procedure for Third-Party Claims. In the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor will have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The parties will cooperate fully with each other in connection with the defense negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel, at the expense of the Indemnitor (which expense shall be paid by Indemnitor as they are incurred to Indemnitor), and control the defense of such proceeding. Neither the Indemnitor nor the Indemnitee may settle any such proceeding without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award has been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement has been consummated, or the Indemnitee and the Indemnitor have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee will forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor will pay all of the sums so owing to the Indemnitee by wire transfer, certified or bank cashier's check within thirty
(30) days after the date of such notice.

     9.5 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company made in this Agreement and the covenants and agreements contained herein to be performed or complied with at or prior to the Closing Date will survive for eighteen (18) months after the Closing Date, except that the representations and warranties contained in Sections 3.6, 3.12 and 3.37 shall survive until expiration of the applicable statute of limitations and the representations and warranties contained in
Section 3.29 shall survive forever. The representations and warranties of Transferee and all of the covenants and agreements of the Company and Transferee contained herein to be performed or complied with, in whole or in part, after the Closing Date will survive for eighteen (18) months after the Closing Date. No legal action or arbitration proceeding may be commenced after the expiration of such survival periods with respect to any alleged breach of the representations, warranties, covenants and agreements contained herein except as a counterclaim in any action or proceeding commenced hereunder prior to the expiration of such period.

     9.6 Limitation on Indemnification. (a) In the event the Company breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by the Company pursuant to this Agreement and provided that Transferee makes a written claim for indemnification against the Company within the applicable survival period, then the Company (upon approval of a majority of the independent members of the Company's Board of Directors) agrees to indemnify Transferee from and against all losses, amounts paid in settlement, claims, damages, liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including costs of investigation or enforcement), expenses and attorneys' fees (collectively "Damages") Transferee suffers resulting from such event; provided, however, that the Company shall not have any obligation to indemnify

Transferee from and against any Damages resulting from the breach of any representation or warranty of the Company contained in Article III of this Agreement (i) until Transferee has suffered aggregate Damages, by reason of all such breaches in excess of $400,000 (after which point the Company will be obligated to indemnify the Transferee from and against all Damages in excess of $400,000) or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate Damages Transferee has suffered by reason of all such breaches of representations and warranties of the Company contained in Article III of this Agreement, exceeds the amount of the Consideration (the "Cap"), the Company will have no obligation to indemnify the Transferee from and against further Damages in excess of the Cap.

     (b) The Indemnification provided for in Section 9.6(a) shall survive any investigation at any time made by or on behalf of Transferee or of any knowledge or information that Transferee may have. Notwithstanding the foregoing, if John Bierbaum on the date hereof has actual knowledge of information which could reasonably be expected to result in a material breach of a representation or warranty of the Company contained in Article III of this Agreement, the extent of such breach and the cost to the Company, Transferee shall promptly notify the Company of such breach; provided, however, that the Company's only remedy in respect of a breach of this Section 9.6(b) by Transferee shall be the difference between (i) the costs and expenses incurred by the Company to cure such undisclosed breach pursuant to this Article IX and (ii) the costs and expenses which would have been incurred by the Company if Transferee had not breached such covenant and the Company cured such undisclosed breach.

     9.7 Exclusive Remedy. In the absence of a fraudulent or intentional misrepresentation, omission or breach of this Agreement, after the Closing Date, the indemnification provisions set forth in this Article IX will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement.

                                    ARTICLE X

                          TERMINATION PRIOR TO CLOSING

     10.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by the mutual written consent of Transferee and the Company; or

          (b) by the Transferee if the Closing has not occurred on or before July 31, 1998 by reason of failure to satisfy any of Transferee's conditions to closing contained in

     Article VIII hereof unless such failure results primarily from the Transferee's breach of any representation, warranty, covenant or agreement contained herein.

          (c) by the Company if the Closing has not occurred on or before July 31, 1998 by reason of failure to satisfy any of the Company's conditions to Closing contained in Article VII hereof unless such failure results primarily from the Company's breach of any representation, warranty, covenant or agreement contained herein.

          (d) by the Company if the Company's Board of Directors, in the exercise of its fiduciary duties, accepts an Alternative Transaction.

     10.2 Effect on Obligations. Termination of this Agreement pursuant to this Article will terminate all obligations of the parties hereunder; provided, however, that such termination will not relieve any defaulting or breaching party from any liability to the other party hereto, and provided, further, that the provisions of Article IX will survive termination of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Entire Agreement; Amendments. This Agreement including the preambles, recitals and the Schedules delivered pursuant hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, modification, supplement or waiver of any provision of this Agreement will be binding unless executed in writing by the party to be bound thereby.

     11.2 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Transferee may at any time assign all or a portion of its rights and obligations arising hereunder to a member of the Suarez family or an affiliate thereof. The obligations of the Company hereunder may not be delegated, in whole or in part, without the prior written consent of Transferee.

     11.3 Company's Knowledge. Where any representation or warranty contained herein is expressly qualified by reference to the knowledge or the best knowledge of the Company, such knowledge encompasses the knowledge of officers of the Company.

     11.4  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

     11.5 Headings. The headings of the sections of this Agreement are included for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction hereof.

     11.6 Modifications and Waivers. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provisions hereof (whether or not similar).

     11.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party will be in writing and delivered personally or by telephonic facsimile transmission or sent by registered or certified mail, postage prepaid (and if by telephonic facsimile transmission with a copy sent by mail), if to Company to:

               Pepsi-Cola Puerto Rico Bottling Company
               P.O. Box 191709
               Carretera 865 Km. 0.4
               Bo. Candelaria Arenas
               Toa Baja, Puerto Rico 00949
               Attn: President

               with copies to the following if the notice is to be given prior to the Closing:

               Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, New York 10019-6099
               Attn: Christopher E. Manno, Esq.

               McConnell Valdes
               270 Munoz Rivera Avenue
               San Juan, Puerto Rico 00918
               Attn: Julio Pietrantoni-Arce, Esq.

               if to Transferee to:

               P-PR Transfer, LLP
               c/o John Bierbaum
               3880 Dain Bosworth Plaza
               60 South Sixth Street
               Minneapolis, Minnesota 55402

               with copies to:

               Briggs and Morgan, Professional Association
               2400 IDS Center
               Minneapolis, Minnesota 55402
               Attn: Brian D. Wenger, Esq.

               and

               Pepsi-Cola Company
               700 Anderson Hill Road
               Purchase, New York   10577
               Attn: Robert Biggart, Esq.

or at such other address for a party as may be specified by like notice. Any notice which is delivered personally or by telephonic facsimile transmission in the manner provided herein will be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder) . Any notice which is addressed and mailed in the manner herein provided will be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

     11.8 Arbitration. Subject to the last sentence of this Section, any controversy or claim arising out of or relating to any provisions of this Agreement or the breach hereof, unless resolved by mutual agreement of the parties, will be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the effective date of this Agreement by a single arbitrator appointed in accordance with said Rules. The determination of the arbitrator will be final and binding upon the parties to the arbitration and judgment upon the award rendered by the arbitrator will be entered in any court of competent jurisdiction. The place of arbitration will be San Juan, Puerto Rico. All costs and expenses of the parties (including reasonable attorneys' fees) will be paid by the party against whom a determination by the arbitrator is made or, in the absence of a determination wholly against one party, as the arbitrator directs. Notwithstanding the foregoing, either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provisions of this Agreement in any court of competent jurisdiction.

     11.9 Governing Law; Consent to Jurisdiction. This Agreement will be construed in accordance with and governed by the laws of Delaware applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. Transferee and the Company each irrevocably consent that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in an arbitration proceeding as provided in Section 11.8 or in a court of the State of Delaware or in the United Stated District Court for the District of Delaware. Transferee and the Company by the execution and delivery of this Agreement, expressly and irrevocably assent and submit to the personal jurisdiction of the arbitrators selected pursuant to Section 11.8 or any of such courts in any such action or proceeding. Transferee and the Company further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 11.7 hereof. Transferee and the Company hereby expressly and irrevocably waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

     11.10 Public Announcements. Neither the Company, its Subsidiaries, nor Transferee will make any public statements, including without limitation any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other parties (which consent may not be unreasonably withheld), except as may be required by law and except that the party required to make such announcement will, whenever practicable, consult with the other parties concerning the timing and content of such announcement before such announcement is made.

     11.11 Further Assurances. Subject to the other provisions of this Agreement after the execution and delivery hereof, any party will, at the request of any other party and at such other party's expense, execute and deliver any further instruments or documents of conveyance, transfer, assignment or assumption and take all such further action as such party reasonably may request in order to consummate and make effective the transactions contemplated by this Agreement.

     11.12 Severability. Upon a finding of the invalidity or unenforceability of any particular provision of this Agreement, the remaining provisions hereof will be construed in all respects as if such invalid or unenforceable provisions were omitted. All provisions of this Agreement will be enforced to the fullest extent permitted by law.

     11.13 No Third Party Beneficiaries. Except as expressly permitted by this Agreement, nothing in this Agreement will confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     11.14 Rule of Construction. The parties hereto acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


P-PR TRANSFER, LLP                          PEPSI-COLA PUERTO RICO
                                            BOTTLING COMPANY
By: Pohlad Companies, a general partner


By: /s/ ROBERT C. POHLAD                    By: /s/ RAFAEL NIN
    -----------------------------------         --------------------------------
    Robert C. Pohlad                            Rafael Nin
    Its: President                              Its: President


                                            /s/ RAFAEL NIN
                                            ------------------------------------
                                            Rafael Nin

                                     WARRANT


     THIS AGREEMENT (the "Agreement"), dated as of June , 1998, is made by and between PEPSI-COLA PUERTO RICO BOTTLING COMPANY, a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), and P-PR TRANSFER, LLP, a Delaware limited liability partnership (hereinafter the "Holder").

                              W I T N E S S E T H:

     WHEREAS, Company desires to grant to Holder a right to purchase 1,700,000 shares of Class B common stock, par value $.01 per share, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1 Certain Definitions. Whenever the following terms are used in this Agreement, they shall have the respective meanings specified below unless the context clearly indicates the contrary;

     (a) "Class B Shares" shall mean the shares of Class B common stock of the Company, at anytime issued and outstanding, having a par value of $0.01 and having one (1) vote per share;

     (b) "Warrant" shall mean the right to subscribe for Warrant Shares (as hereinafter defined) granted under this Agreement;

     (c) "Person" shall mean an individual or corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof)or other entity of any kind;

     (d) "Successor Entity" shall mean any corporation or other Person or entity which acquires or succeeds to the business of the Company, whether by way of merger, consolidation, sale of assets, another business combination or otherwise.

                                   ARTICLE II
                                GRANT OF Warrant

     SECTION 2.1 Grant of Warrant. The Company hereby irrevocably grants to Holder the right to subscribe for up to such amount of Class B Shares of the Company equal to One Million Seven Hundred Thousand (1,700,000) Class B Shares (the "Warrant Shares") in whole or in part, on such terms and conditions as set forth in this Agreement.

     SECTION 2.2 Purchase Price. The purchase price of each Warrant Share payable by Holder upon exercise of the Warrant shall be $6.875 (the "Purchase Price").

     SECTION 2.3 Adjustments in Warrant. In the event that the aggregate number of Class B Shares of the Company is changed into or exchanged for a different number, class or kind of shares of the Company or other securities of the Company or of a Successor Entity by reason of merger, consolidation, corporate reorganization, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Board of Directors or the board of directors or governing body of any Successor Entity, shall make, an appropriate and equitable adjustment in the number and kind of Warrant Shares as to which the Warrant is then yet unexercised to the effect that, after such event, the Warrant Shares as to which the Warrant is then unexercised shall represent the same ownership interest in the Company (or that part of a Successor Entity which consists of the Company) represented immediately after such event as such Warrant Shares represented immediately before such event. In no event shall the Warrant Shares include any fractional share or part thereof. Any fractions resulting from any such adjustment shall be rounded to the nearest whole Class B Share. Any such adjustment made in accordance with the terms of this Section 2.3 by the Board of Directors shall be conclusive and shall bind Holder, the Company, any Successor Entity or any other interested Persons.

                                   ARTICLE III
                               EXERCISE OF Warrant

     SECTION 3.1 Exercise of Warrant. The Warrant shall terminate seven years and six months after the date hereof and may be exercised in whole or in part until exercised in full in accordance with the terms hereof.

     SECTION 3.2 Persons Eligible to Exercise. The Warrant granted hereunder may be exercised by Holder, its successors or assigns.

     SECTION 3.3 Partial Exercise. Subject to the restrictions of Section 3.1, the Warrant may be exercised in whole or in part at any time.

     SECTION 3.4 Method of Exercise. Subject to the restrictions of Section 3.1, the Warrant may be exercised in whole or in part, to the extent not theretofore exercised, and by the delivery to the office of the Board of Directors of all of the following:
(a) notice in writing signed by Holder or the other Person then entitled to exercise the Warrant or such portion, stating that the Warrant or such portion is hereby exercised; (b) full payment (in cash, wire transfer or by check) for the Warrant Shares with respect to which the Warrant or such portion is exercised, at the price calculated in accordance with Section 2.2 hereof; and
(c) in the event the Warrant  shall be exercised in whole or in part pursuant to
Section 3.2 hereof by any Person or Persons other than Holder, appropriate proof of the right of such Person or Persons to exercise the Warrant.

     SECTION 3.5 Issuance of Warrant Shares. The Warrant Shares, or any part thereof, shall be Class B Shares which have been authorized but not previously issued or subscribed. The Warrant Shares, when issued and delivered pursuant to any exercise of the Warrant, shall be fully paid and nonassessable, subject to all the terms and conditions of this Agreement.

     SECTION 3.6 Rights of Holder. Holder, as such, shall not be, and not have any of the rights or privileges of a shareholder of the Company in respect of any Warrant Shares unless and until such Warrant Shares shall have been subscribed by Holder, and delivered by the Company to Holder in accordance with this Agreement.

                                   ARTICLE IV
                            HOLDER'S REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

     Holder represents, warrants, and agrees with the Company as follows:

     SECTION 4.1 Review of Documents. Holder has been granted access to and has reviewed carefully copies of all annual and other periodic or occasional financial reports of the Company prior to the date of this Agreement and will review carefully all such reports and statements hereafter as such shall be issued by the Company from time to time until the Warrant shall have been exercised in full or shall have expired.

     SECTION 4.2 Nature of Warrant Shares. Holder is (or will be at the time of any acquisition of Warrant Shares) able to bear the economic risk of any investment in Warrant Shares and is aware that it must be prepared to hold any Warrant Shares received for an indefinite period of time and that such Warrant Shares have not been registered under the Securities Act of 1933, as amended.

     SECTION 4.3 Sophistication of Holder. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of the prospective investment by Holder contemplated by this Agreement and Holder has carefully reviewed and/or will carefully review all of the information regarding the Company, access to which has been or will be provided to Holder hereunder and Holder is thoroughly familiar with the business, operations and properties of the Company by virtue of such review and of Holder's relationship with the Company.

     SECTION 4.4 Agreement to Refrain From Resales. Without in any way qualifying Holder's representations delivered hereunder, Holder further agrees that upon exercise of its rights hereunder, Holder shall in no event make any disposition of all, or any part of, or interest in, the Warrant Shares and that Holder shall not encumber, pledge, hypothecate, sell or otherwise transfer the Warrant Shares nor shall Holder receive any consideration for the Warrant Shares or for any interest therein from any Person, and if Holder intends to dispose of the Warrant Shares hereunder, until prior to any proposed transfer, encumbrance, disposition, pledge, hypothecation or sale of any of the Warrant Shares, either
(a) a registration statement on Form S-1 (or any other form replacing such form or appropriate for such purpose) under the Act with respect to the Warrant Shares proposed to be transferred or otherwise disposed of shall then be effective, or (b) (i) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (ii) Holder shall have furnished the Company with an opinion of counsel inform and substance satisfactory to the Company to the effect that such disposition will not require the registration of any of the Warrant Shares under the Act or qualification of the Warrant Shares under any other securities law, and (iii) counsel for the Company shall have concurred with such opinion of counsel and the Company shall have advised and given notice to Holder of such concurrence.

     SECTION 4.5 Warrant Shares Constitute "Restricted Securities." The Warrant Shares, if and when subscribed, will constitute "restricted securities," as such term is defined in Rule 144 of the Act, and accordingly, the Warrant Shares must be held indefinitely, until subsequently registered under the Act, an exception from such registration is available or the Warrant Shares are resold in conformance with Rule 144.

     SECTION 4.6 Assignability. The Warrant herein granted to Holder may be assigned or conveyed by Holder to any Person or Persons without the prior written consent of the Company.

                                    ARTICLE V
                               REGISTRATION RIGHTS

     SECTION 5.1 Company Compliance With Conditions to Sale of Restricted Securities. The Company will cooperate with the Holder in supplying such information as may be necessary for the Holder to complete and file any information reporting forms presently or hereafter required by the Securities and Exchange Commission (the "SEC") as a condition to the availability of an exemption from the Securities Act of 1933, as amended (the "Act") for the sale of restricted securities.

     SECTION 5.2 "Piggyback" Registration. Whenever the Company proposes to file under the Act a registration statement relating to the issuance or sale of any of its shares of capital stock (other than a registration statement (i) required to be filed in respect of employee benefit plans of the Company on Form S-8 or any successor form from time to time in effect, (ii) on Form S-4 or any successor form, (iii) with respect to any dividend reinvestment plan of the Company, or (iv) pursuant to Section 5.3), the Company shall at least 30 days prior to such filing give effective written notice of such proposed filing to the Holder. Upon receipt by the Company not more than 15 days after such effective notice of a written request from the Holder for registration of Warrant Shares, the Company shall (i) include in such registration statement or in a separate registration statement concurrently filed, and use its best efforts to cause such registration statement to become effective with respect to, the Warrant Shares as to which Holder requests registration, and (ii) if such proposed registration is in connection with an underwritten offering, upon request of Holder cause the managing underwriter therefor to include in such offering the Warrant Shares as to which the Holder requests such inclusion, on terms and conditions comparable to those of the other shares to be offered, provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 5.2 without any obligation to the Holder.

     SECTION 5.3 Demand Registration. Whenever Holder shall make a written request to the Company to register under the Act any Warrant Shares, the Company within sixty days after such request is effective shall promptly file a registration statement with respect to and use its best efforts to register the Warrant Shares requested by Holder to be registered. The Holder shall have the right to make only one request for registration under this Section 5.3.

     SECTION 5.4 Other Provisions Relating to Registration Rights. In connection with any registration pursuant to this Article: (i) upon the request of the Holder, the Company will cooperate with any underwriters (as defined in the Act) for the Holder, including, without limitation, providing such information, certificates, comfort letters of accountants and opinions of counsel as may be reasonably requested by such underwriters; (ii) the Company shall not be required to maintain the effectiveness of any registration statement under
Section 5.2 or 5.3 for a period in excess of six months or, in the case of an underwritten offering, such longer period as may be required by the Act to enable the  underwriters  to complete  such  offering;  (iii) the  Company  will furnish to the Holder (i) at least seven days prior to the filing thereof with the SEC, a copy of the registration statement in the form in which the Company proposes to file the same with the SEC and, not later than the effective date thereof, a copy of any and all amendments to such registration statement, (ii) within five days of the filing thereof with the SEC, a copy of any and all post-effective amendments to such registration statement, and (iii) at the request of Holder and, in the case of a registration pursuant to Section 5.3, the Holders' Managers (as defined below), a reasonable number of copies of a preliminary prospectus and a final prospectus (each of which shall, as of their respective dates, comply with Section 10 of the Act and shall not, as of such dates, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading) covering the offering and sale by the Holder of the Warrant Shares to be covered thereby as aforesaid; (iv) the Company will advise the Holder of the entry of any stop order suspending the effectiveness of such registration statement or of the initiation of any proceeding for that purpose, and, if such stop order should be entered, use its best efforts promptly to cause such stop order to be lifted or removed; (v) for such period of time (not exceeding the maximum period of time for which the Company is required to maintain the effectiveness of such registration statement) as the Holder may be required by law to deliver a prospectus in connection with a sale of any Warrant Shares pursuant to such registration statement, if any event shall occur as a result of which it is necessary to amend or supplement the prospectus forming a part of such registration statement in order to correct an untrue statement of a material fact, or an omission to state a material fact necessary to make the statements therein, in the light of the circumstances existing when such prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement such prospectus to comply with any law, the Company will forthwith prepare and furnish to the Holder and, in the case of a registration pursuant to Section 5.3, the Holders' Managers, a reasonable number of amended or supplemented prospectuses so that statements in the prospectuses as so amended or supplemented will not, in the light of the circumstances then existing, be misleading, or so that such prospectuses will comply with law; (vi) at any time prior to the filing of a registration statement pursuant to Section 5.3, the Holder may select an investment banker or bankers (collectively, the "Holders' Managers") which shall be satisfactory to the Company, and the offering pursuant to such registration statement shall be made through the
Holders' Managers. The Company shall enter into an underwriting agreement in customary form with the Holders' Managers. Such underwriting agreement will contain indemnification and contribution provisions substantially identical to those set forth in clauses (ix) and (x) below or otherwise acceptable to the underwriters; (vii) the Company will qualify, file or register the Warrant Shares being registered under the securities laws of such states of the United States of America and of the Commonwealth of Puerto Rico as may be reasonably designated by the Holder or by the Holders' Managers and will obtain the consent, authorization or approval of any governmental agency (other than any such consent, authorization or approval required under any statute or regulation applicable to the Holder and not applicable to investors generally) required in connection with the sale of the Warrant Shares being registered or in order that the Holder may publicly sell the Warrant Shares covered by such registration statement; (viii) all fees, disbursements and expenses incurred by the Company in connection with any registration pursuant to Section 5.2 or 5.3 shall be borne by the Company, including, without limitation, all registration and filing fees, all costs of preparation and printing (in such quantities as the Holder, or the Holders' Managers, may reasonably request) of any registration statement and related prospectus and any amendments or supplements thereto, all fees and disbursements of counsel for the Company, the expenses of complying with applicable securities or blue sky laws, and all costs in connection with the preparation and delivery of such legal opinions, auditors' comfort letters or other closing documents as the Holder, or as the Holders' Managers shall reasonably request. All underwriting commissions, expenses of the Holders' Managers and fees and expenses of counsel to the Holder shall be paid for by Holder; (ix) the Company will indemnify and hold harmless the Holder and any underwriter (as defined in the Act) for each person or entity if any who controls such underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, liabilities, costs or expenses, joint or several, or actions in respect thereof to which Holder or underwriter or controlling person or entity may become subject under the Act, the Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, liabilities, costs, expenses or actions in respect thereof arise out of, or are based upon, or are related to, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Warrant Shares of Holder were registered under the Act, any preliminary prospectus, amended preliminary prospectus, or final prospectus contained therein, or any amendment or supplement thereto, or arise out of, or are based upon, or are related to, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Holder or underwriter or controlling person or entity for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action;
(x) if the indemnification provided for in clause (ix) is due in accordance with its terms but is for any reason held by a court to be unavailable, on grounds of policy or otherwise, then the Company and the Holder shall contribute to the aggregate losses, claims, damages, liabilities and expenses to which the Company and the Holder may be subject in such proportion as is appropriate to reflect the relative fault of the Company and of the Holder in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company and the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company or by the Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this clause (x) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the two immediately preceding sentences. Notwithstanding the provisions of this clause (x), the Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Warrant Shares owned by the Holder were offered to the public exceeds the amount of any damages which the Holder have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

     SECTION  5.5  Rights of  Transferees  of  Warrant  Shares  That  Constitute
"Restricted Securities." Transferees of Warrant Shares that constitute "restricted securities" under Rule 144 promulgated by the SEC under the Act or any successor regulation shall have the same rights as Holder under this Article V with respect to such Warrant Shares.

                                   ARTICLE VI
                                  MISCELLANEOUS

     SECTION 6.1 Commitment of Holder. Holder understands and agrees that any sale or transfer of the Warrant Shares received by Holder upon exercise of the Warrant provided hereunder HAS NOT BEEN REGISTERED UNDER THE ACT OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION. THEREFORE, Holder WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER ANY Warrant SHARES EXCEPT IN ACCORDANCE WITH AND AS MAYBE PERMITTED HEREUNDER AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAW.

     SECTION 6.2 Compliance with Restrictions. The covenants, conditions and restrictions herein contained shall be and constitute covenants, conditions and restrictions accepted by Holder with regards to the Warrant Shares now or hereafter owned by Holder, or any transferee of Warrant Shares from Holder directly or indirectly, and none of the Warrant Shares shall be sold, transferred, encumbered, pledged, hypothecated, given as a gift, or otherwise disposed of or alienated in any way to any Person except in full compliance with the laws of the United States. Any Person who acquires any Warrant Shares or any interest therein shall hold such Warrant Shares or interest subject to this Agreement and shall be deemed to be the holder thereof with respect to the Warrant Shares or interest so acquired for all purposes of Article IV hereof.

     SECTION 6.3 Further Assurances.

     (a) Holder shall execute and deliver such further instruments of conveyance and transfer and take such other action as the Company may reasonably request to convey and transfer to other Persons any Warrant Shares to be transferred in the future pursuant to this Agreement. The Company agrees to apply for and use its best efforts to obtain all governmental and administrative approvals required in connection with any exercise of the Warrant. Holder agrees to cooperate in obtaining such approvals and to execute any and all documents or instruments which, in the opinion of the Company, may be required, appropriate or desirable to be executed by Holder in connection with such approvals. The Company shall pay all costs and filing fees in connection with obtaining such approvals.

     (b) The Company shall permit Holder, or any person entitled to exercise the Warrant pursuant to Section 3.2 hereof, so long as the Warrant has not been exercised in full, to inspect, review and copy, or shall furnish to Holder a copy of, each annual and other periodic or occasional financial reports of the Company from a date two (2) years prior to the date hereof.

     SECTION 6.4 Successors and Assigns. Without limiting the restrictions on transfer set forth herein, this Agreement shall bind and shall inure to the benefit of and be enforceable by the Company, any Successor Entity, and Holder, and their respective successors and assigns, whether herein so expressed or not, and this Agreement shall be binding on any transferee who has received Warrant Shares in accordance with any provisions hereof.

     SECTION 6.5 Severability. It is intended that each provision of this Agreement shall be viewed as separate and divisible and in the event that any provision hereof shall be held to be invalid or enforceable, the remaining provisions shall continue to be in full force and effect.

     SECTION 6.6 Inspection of Agreement. A copy of this Agreement shall be maintained by the Board of Directors and shall be shown to any person who demonstrates, to the satisfaction of the Company, that it has a right hereunder.

     SECTION 6.7 Entire Agreement. This Agreement contains the entire Agreement of the parties hereto and supersedes all prior negotiations, correspondence, understandings and agreements between the parties hereto, with respect to the subject matter hereof.

     SECTION 6.8 Shares to Be Reserved. The Company shall at all times while the Warrant is outstanding, reserve and keep available such number of Class B Shares as will be sufficient to satisfy the requirements of this Agreement including, without limitation, the sale of the Warrant Shares to Holder.

     SECTION 6.9 Notices. Except as otherwise expressly provided herein, any notice or communication to be given under the terms of this Agreement shall be in writing and shall be deemed duly given when delivered personally or deposited in the mail, by certified or registered mail, or by telecopier (confirmed in writing), property addressed as follows:

            if to the Company:   Pepsi-Cola Puerto Rico Bottling Company
                                 P.O. Box 191709
                                 San Juan, Puerto Rico 00919-1709
                                 Attention: President
                                 Telecopier: (787) 251-2975

            if to Holder:        P-PR Transfer, LLP
                                 3800 Dain Bosworth Plaza
                                 Minneapolis, Minnesota 55402
                                 Attention: John Bierbaum
                                 Telecopier: (612) 661-3825

By notice given pursuant to this Section 7.9, either party may hereinafter designate a different address for said notices.

     SECTION 6.10 Titles and Headings of Sections. The titles and headings of Articles and Sections in this Agreement are provided for convenience purposes only and are not intended to modify or affect the meaning of any provision herein, and thus, shall not serve as a basis for interpretation or construction of this Agreement.

     SECTION 6.11 Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by both parties hereto.

     IN WITNESS WHEREOF, the authorized representatives of the parties hereto execute this Agreement on the date first above written.

     COMPANY                           PEPSI COLA PUERTO RICO
                                       BOTTLING COMPANY


                                       By:
                                          --------------------------------------
                                          Rafael Nin
                                          Its: President


     Holder                            P-PR TRANSFER, LLP

                                       By: Pohlad Companies, a general partner


                                       By:
                                          --------------------------------------
                                          Robert C. Pohlad
                                          Its: President

                             GUARANTY OF OBLIGATIONS
                         PURSUANT TO TRANSFER AGREEMENT


     THIS GUARANTY is made, executed and delivered as of this 15th day of June, 1998, by Pohlad Companies, a Minnesota corporation, PepsiCo, Inc., a North Carolina corporation (the "Guarantors"), and Pepsi-Cola Puerto Rico Bottling Company, a Delaware corporation (the "Company").

                                 R E C I T A L S

     Guarantors are the sole members of P-PR Transfer, LLP, a Delaware limited liability partnership ("P-PR"), which is entering into a transfer agreement with Mr. Rafael Nin and the Company, dated even date herewith (the "Agreement").

     PCPR is obligated to (a) acquire the option to purchase all of the Class A Common Stock of the Company provided that certain conditions of closing set forth in Article VIII of the Agreement are satisfied on or before July 31, 1998,
(b) perform certain covenants contained in Article VI of the Agreement and (c) perform the indemnification obligations contained in Article IX of the Agreement (the "Obligations").

     Guarantors are willing to guarantee to the Company the performance of the Obligations by P-PR pursuant to the terms and conditions of this Guaranty.

     The Company will rely on this Guaranty when entering into the Agreement.

     NOW, THEREFORE, in consideration of the execution of the Agreement by the Company and to induce the Company to enter into the Agreement, Guarantors and the Company do hereby agree as follows:

     1. Guarantors do hereby jointly and severally guarantee irrevocably, absolutely and unconditionally to the Company, and its successors and assigns, the Obligations.

     2. This Guaranty shall remain in full force and effect (notwithstanding, without limitation, the bankruptcy, dissolution or termination of the existence of P-PR), until the Obligations are satisfied.

     3. To the extent that the Company grants to P-PR (i) any waiver of any default by P-PR under the Agreement, (ii) any extension of time of performance by P-PR under the Agreement, (iii) any release from the performance of its obligations under the Agreement, or (iv) any other indulgences whatsoever, the Company shall have and shall be deemed to have also granted such to Guarantors hereunder.

     4. No party may assign this Guaranty in whole or in part without the prior written consent of the other parties hereto.

     5. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement of each of the parties hereto.

     6. This Guaranty shall inure to the benefit of and be enforceable by the Company, its successors and permitted assigns, and shall be binding upon Guarantors and their successors and permitted assigns.

     7. This Guaranty shall terminate and be of no further force and effect upon the earlier of (a) the Closing, as that term is defined in the Agreement, (b) July 31, 1998 if all of the conditions of closing set forth in Article VIII of the Agreement have not been satisfied or (c) the proper termination of the Agreement pursuant to the terms of Article X of the Agreement.

     8. This Guaranty shall be governed by the internal laws of the State of Delaware.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have signed this Guaranty as of the date first above written.


                                       POHLAD COMPANIES,
                                       a Minnesota corporation


                                       By:
                                          --------------------------------------
                                           Robert C. Pohlad
                                           Its: President



                                       PEPSICO, INC.,
                                       a North Carolina corporation



                                       By:
                                          --------------------------------------
                                           Robert Biggart
                                           Its: Assistant Secretary


                                       PEPSI-COLA PUERTO RICO
                                       BOTTLING COMPANY, a Delaware
                                       corporation


                                       By:
                                          --------------------------------------
                                           Rafael Nin
                                           Its:  President









               [SIGNATURE PAGE TO GUARANTY OF OBLIGATIONS PURSUANT
                                  TO AGREEMENT]

                              ASSIGNMENT AGREEMENT


     This Assignment Agreement, by and between Rafael Nin (hereafter called "Assignor"), and P-PR Transfer, LLP., a Delaware limited liability partnership (hereafter called "Assignee"), is made and is effective as of June 15, 1998.

                                    RECITALS

A. Assignor is a party to the stock option agreement dated September 28, 1996, among the persons and entities listed under "Grantors" on the signature pages thereto, Pepsi-Cola Puerto Rico Bottling Company (the "Company") and Assignor (hereafter called "Stock Option Agreement").

B. Assignor desires, for no consideration but for the benefit of the Company, to assign and transfer to Assignee all of his right, title and interest in, to and under the Stock Option Agreement.

C. Assignee desires to accept the assignment and transfer by Assignor of all of his right, title and interest in, to and under the Stock Option Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Assignment. Effective as of the Closing, as defined in that certain transfer agreement (the "Transfer Agreement") entered into on the date hereof by and among Assignor, Assignee and the Company, Assignor hereby:

          (a) assigns and transfers to Assignee all of Assignor's right, title and interest in, to and under the Stock Option Agreement; and

          (b) agrees not to amend, restate or terminate the Stock Option Agreement during the period between the date this Assignment Agreement is executed and the date of the Closing as set forth in the Transfer Agreement.

     2. Representation of Assignor. Assignor hereby represents that the form of the Stock Option Agreement attached hereto is a complete and accurate copy of the Stock Option Agreement.

     3. Acceptance. Assignee hereby accepts the foregoing assignment and transfer effective as of the effective date hereof.

     4. Governing Law. This Assignment Agreement shall be governed by the internal laws of the State of Delaware.

     5. Termination. If the Transfer Agreement is properly terminated pursuant to its terms, this Assignment Agreement shall contemporaneously terminate and be of no further force and effect.

     6. Counterparts. This Assignment Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereof were on the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized representatives on the ___ day of June 1998.



                                       ASSIGNOR:




                                       -----------------------------------------
                                       Rafael Nin



                                       ASSIGNEE:

                                       P-PR Transfer, LLP

                                       By: Pohlad Companies, a general partner


                                       By:
                                       -----------------------------------------
                                           Robert C. Pohlad
                                           Its: President

                           LIST OF OMITTED SCHEDULES

     The Company hereby advises the Commission that it agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

   2.1         Subsidiaries and Interests in Other Entities
   3.5         Reserves
   3.6         Taxes (filings and ongoing audits)
   3.7         Absence of Certain Changes (exceptions)
   3.7A        Transferred Equipment
   3.7B        Capital Expenditures
   3.8         Real Property (owned and leased)
   3.12        Litigation; Government Proceedings
   3.15        Capital Stock of Subsidiaries
   3.18        Registration Rights (Class B common stock)
   3.20        SEC Reports (filed Registration Statements)
   3.22        Consents (required for change of control)
   3.23        Contracts
   3.24        Bank Accounts and Power of Attorney
   3.25        Insurance
   3.26        Intellectual Property Rights
   3.27(b)(i)  Company Plans, Other Benefit Obligations and Company
               VEBAs
   3.27(b)(iii)Retiree Health and Life Insurance Benefits
   3.27(vi)    Plan Payments (acceleration of stock option vesting)
   3.28        Labor Matters (employment, confidentiality and collective
               bargaining agreements)
   3.29(a)     Environmentally Regulated Materials
   3.29(b)     Environmental Compliance of Operations
   3.29(c)     Disposal of Environmentally Regulated Material
   3.29(d)     Notice or Claims of Violations or Liabilities of
               Environmental Law
   3.32        Licenses
   3.40        Corporation Opportunities (franchise commitment and Puerto
               Rico franchise law)